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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 OMNICELL, INC.
590 E. Middlefield Road
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Omnicell, Inc., a Delaware corporation ("Omnicell," the "Company," "our," "us," or "we"). The meeting will be held on Tuesday, May 19, 2015 at 2:30 p.m. local time at the Company's headquarters located at 590 E. Middlefield Road, Mountain View, California 94043, for the following purposes:

  1.
  To elect three (3) Class II directors to hold office until the 2018 Annual Meeting of Stockholders.

  2.
  To approve our 2009 Equity Incentive Plan, as amended, to, among other items, add an additional 3,200,000 shares to the number of shares of common stock authorized for issuance under the plan.

  3.
  To approve our 1997 Employee Stock Purchase Plan, as amended, to, among other items, add an additional 3,000,000 shares to the number of shares of common stock authorized for issuance under the plan.

  4.
  To hold an advisory vote to approve named executive officer compensation.

  5.
  To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.

  6.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is March 25, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to be held on Tuesday, May 19, 2015 at 2:30 p.m. local time at the Company's headquarters located at 590 E. Middlefield Road, Mountain View, California 94043.

The proxy statement and annual report to stockholders are available at
http://ir.omnicell.com/annuals-proxies.cfm

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

Mountain View, California
April 20, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

 Omnicell, Inc.
590 E. Middlefield Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        The Company has sent you this proxy statement and the enclosed proxy card because the Board of Directors (the "Board") of Omnicell, Inc. is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or over the Internet.

        The Company intends to mail this proxy statement and accompanying proxy card on or about April 20, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 25, 2015 will be entitled to vote at the Annual Meeting. On the record date, there were 36,189,444 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on March 25, 2015 your shares were registered directly in your name with Omnicell's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 25, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

  Directions to the Annual Meeting

        The Annual Meeting will be held at the Company's headquarters located at 590 E. Middlefield Road, Mountain View, California 94043.

        If you need directions to the meeting, please visit https://goo.gl/maps/pbCcc.

What am I voting on?

        There are five (5) matters scheduled for a vote:

  •
  The election of three (3) Class II directors to hold office until the 2018 Annual Meeting of Stockholders;

  •
  The approval of our 2009 Equity Incentive Plan, as amended, to, among other items, add an additional 3,200,000 shares to the number of shares of common stock authorized for issuance under the plan;

  •
  The approval of our 1997 Employee Stock Purchase Plan, as amended, to, among other items, add an additional 3,000,000 shares to the number of shares of common stock authorized for issuance under the plan;

  •
  An advisory vote to approve named executive officer compensation; and

  •
  The ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.

What if another matter is properly brought before the meeting?

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 18, 2015 to be counted.

  •
  To vote over the Internet, go to http://www.investorvote.com/OMCL and follow the steps outlined to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 18, 2015 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Omnicell. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 25, 2015.

What happens if I do not vote?

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange ("NYSE") deems the particular proposal to be a "routine" matter. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the NYSE, "non-routine" matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 3 or 4 without your instructions, but may vote your shares on Proposal 5.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

  •
  "For" the election of all three (3) Class II directors;

  •
  "For" the approval of our 2009 Equity Incentive Plan, as amended, to, among other items, add an additional 3,200,000 shares to the number of shares of common stock authorized for issuance under the plan;

  •
  "For" the approval of our 1997 Employee Stock Purchase Plan, as amended, to, among other items, add an additional 3,000,000 shares to the number of shares of common stock authorized for issuance under the plan;

  •
  "For" an advisory resolution approving named executive officer compensation; and

  •
  "For" the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.

        If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

  Stockholder of Record: Shares Registered in Your Name

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Omnicell's Corporate Secretary at 590 E. Middlefield Road, Mountain View, California 94043.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy is the one that is counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's Annual Meeting?

        Our annual meeting of stockholders generally is held in May of each year. We will consider for inclusion in our proxy materials for the 2016 Annual Meeting of Stockholders, stockholder proposals that are received at our executive offices no later than December 18, 2015 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2016 Annual Meeting of Stockholders is not held between April 19, 2016 and June 17, 2016, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials. Proposals must be sent to our Corporate Secretary at Omnicell, Inc., 590 E. Middlefield Road, Mountain View, California 94043.

        Pursuant to Omnicell's bylaws, stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2016 Annual Meeting of Stockholders, you must notify our Corporate Secretary, in writing, not later than the close of business on February 19, 2016, nor earlier than the close of business on January 20, 2016. We also advise you to review Omnicell's bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2015 Annual Meeting of Stockholders between April 19, 2016 and June 17, 2016. A stockholder's notice to our Corporate Secretary must set forth the information required by Omnicell's bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes "For," "Withheld," and broker non-votes and, with respect to other proposals, votes "For" and "Against," abstentions and broker non-votes. Abstentions on Proposal Nos. 2, 3, 4 and 5 will be counted towards the vote and will have the same effect as "Against" votes. Broker non-votes have no effect on the outcome of the vote for any proposal.

What are "broker non-votes"?

        As discussed above, when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be "non-routine," the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three (3) nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  For the approval our 2009 Equity Incentive Plan, as amended, to among other items, add an additional 3,200,000 shares to the number of shares of common stock authorized for issuance under the plan, Proposal No. 2 must receive a "For" vote from the majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For the approval our 1997 Employee Stock Purchase Plan, as amended, to, among other items, add an additional 3,000,000 shares to the number of shares of common stock authorized for issuance under the plan, Proposal No. 3 must receive a "For" vote from the majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For the approval of the advisory vote to approve named executive officer compensation, Proposal No. 4 must receive a "For" vote from the majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015, Proposal No. 5 must receive a "For" vote from the majority of shares present in person or represented by proxy and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or represented by proxy. On the record date, there were 36,189,444 shares outstanding and entitled to vote. Thus, the holders of 18,094,723 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days of the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

What proxy materials are available on the internet?

        The proxy statement and annual report on Form 10-K are available at http://ir.omnicell.com/annuals-proxies.cfm.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Omnicell's Board presently has nine members and is divided into three classes, each with a three-year term. Currently, Class II, with a term expiring in 2015, Class III, with a term expiring in 2016 and Class I, with a term expiring in 2017.

        The three directors currently serving in Class II, the class whose term of office expires in 2015, have each been nominated for re-election at the Annual Meeting: Randall A. Lipps, Mark W. Parrish and Vance B. Moore. Mr. Lipps and Mr. Moore were previously elected by our stockholders. Mr. Parrish was appointed to the Board effective January 1, 2013 in connection with the departure of a member of the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2018 Annual Meeting of Stockholders and until his successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal.

        Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. It is the Company's policy to encourage directors and nominees for director to attend the Company's Annual Meeting of Stockholders. Six of the nine then-current directors attended our 2014 Annual Meeting of Stockholders.

        Our Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company's business. To that end, the Corporate Governance Committee has evaluated the Board's current members in the broader context of the Board's overall composition. The Corporate Governance Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Corporate Governance Committee views as critical to effective functioning of the Board.

        The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Corporate Governance Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the Corporate Governance Committee believes that such director should continue serving on the Board.

Class II Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting

  Randall A. Lipps

        Randall A. Lipps, age 58, has served as Chairman of the Board and a director of Omnicell since founding Omnicell in September 1992 and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST. Holdings, Inc., a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales and Operations for a subsidiary of AMR, the parent company of American Airlines, Inc. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University.

        The Corporate Governance Committee believes Mr. Lipps' extensive knowledge of the Company, including his founding of the Company and his more than two decades of leading the Company as the President and Chief Executive Officer, provide the Board with invaluable current knowledge of the Company and extensive knowledge of the industry's needs for improvements in healthcare economics and patient safety. In addition, his role in the operations of the Company provides the Board with the practical understanding of the issues and opportunities that face the Company.

  Mark W. Parrish

        Mark W. Parrish, age 59, has served as a director of Omnicell since January 2013. Since 2008, Mr. Parrish has served as Chairman and Chief Executive Officer of TridentUSA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry. Earlier, commencing in 2001, he held management roles of increasing significance with Cardinal Health Inc. and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as a director of Mylan Inc., a global pharmaceutical company; President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies; and senior adviser to Frazier Healthcare Ventures, a health-care oriented growth equity firm. Mr. Parrish received a B.A. from the University of California, Berkeley.

        The Corporate Governance Committee believes Mr. Parrish's extensive leadership experience in the healthcare industry, including serving as the chairman and chief executive officer of a multi-service provider in the long-term care market and various management roles provide the Board with valuable insight regarding the healthcare industry and, specifically, the long-term care market.

  Vance B. Moore

        Vance B. Moore, age 54, has served as a director of Omnicell since May 2012. Since April 2011, Mr. Moore has served as Senior Vice President, Operations of Mercy Health, a national healthcare system. From July 2006 to April 2011, Mr. Moore served as the President and Chief Executive Officer of Resource Optimization and Innovation (ROi), the supply chain operating division of Mercy Health. From August 1998 to March 2007, Mr. Moore served in various capacities at ROi, including Chief Operating Officer. From March 1999 to March 2002, Mr. Moore served as the Vice President, Sales and Marketing of the Healthcare Services Division of UPS Logistics Group, a global supply chain management services company. Mr. Moore received a B.S. in industrial management from the University of Arkansas.

        The Corporate Governance Committee believes Mr. Moore's extensive supply chain management expertise and his leadership abilities developed during his service in the chief executive role at a large, national healthcare system's supply chain organization allow him to bring important operations and management skills to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors Continuing in Office until the 2016 Annual Meeting

  James T. Judson

        James T. Judson, age 60, has served as a director of Omnicell since April 2006. Since March 2006, Mr. Judson has served as a financial executive advisor to small and mid-sized companies. Mr. Judson served as interim Chief Financial Officer of Extreme Networks, Inc., a technology company from March 2011 to July 2012. From April 2005 to March 2006, Mr. Judson was Omnicell's Interim Chief Financial Officer. From February 2005 to April 2005, Mr. Judson was Omnicell's Vice President of Finance. From 1998 until his retirement in January 2002, Mr. Judson served as Vice President of Finance and Planning for the Worldwide Operations group of Sun Microsystems, Inc., a computer systems company. Mr. Judson received a B.S. in industrial management from Purdue University and an M.B.A. from Indiana University.

        The Corporate Governance Committee believes that Mr. Judson's financial and operational expertise in executive level financial positions at a rapidly growing, global, publicly-traded company provides the Board with valuable insights into the financial operations of the Company and financial matters generally. The Corporate Governance Committee believes that Mr. Judson's knowledge of the Company and its accounting practices as Omnicell's Interim Chief Financial Officer is especially valuable as Chairman of the Audit Committee.

  Gary S. Petersmeyer

        Gary S. Petersmeyer, age 68, has served as a director of Omnicell since January 2007. From December 2004 to 2010, Mr. Petersmeyer served as the Chairman and Chief Executive Officer of Aesthetic Sciences Corporation, a research-based medical device company focusing on elective surgery applications. From November 2001 to November 2004, Mr. Petersmeyer provided consulting and executive coaching services to senior executives in high growth and research-based organizations. From 2000 to 2001, Mr. Petersmeyer was President and a Director of Pherin Pharmaceuticals, Inc., a pharmaceutical development and discovery company. From 1995 to 2000, he was President, Chief Executive Officer and a Director of Collagen Corporation, a medical technology company focused on worldwide collagen research. Mr. Petersmeyer received a B.A. in political science from Stanford University, an M.A.T. in teaching from the Harvard Graduate School of Education and an M.B.A. from Harvard University. Mr. Petersmeyer is also a director of The Cooper Companies, Inc., a global medical device company and Cardica, Inc, a designer and manufacturer of stapling and automated anastomotic devices for cardiac and laparoscopic surgical procedures.

        The Corporate Governance Committee believes Mr. Petersmeyer's leadership experience as the chief executive officer of several publicly-traded and privately-held global companies focused on the healthcare markets positions him to contribute effectively to the industry and operational understanding of the Board. Mr. Petersmeyer's experience in executive compensation matters, developed in his tenures as chief executive officer, is valuable as a member of the Compensation Committee.

  Bruce D. Smith

        Bruce D. Smith, age 67, has served as a director of Omnicell since May 2014. Since 1995, Mr. Smith has served as Senior Vice President and Chief Information Officer of Advocate Health and Hospitals Corporation, an integrated health care system. Mr. Smith received a Bachelor of Business degree from Western Illinois University and an M.B.A. from Loyola University Chicago.

        The Corporate Governance Committee believes Mr. Smith's experience as the chief information officer of a large health care system positions him to contribute effectively to the information technology understanding of the Board.

Class I Directors Continuing in Office until the 2017 Annual Meeting

  Randy D. Lindholm

        Randy D. Lindholm, age 60, has served as a director of Omnicell since May 2003. Since April 2002, Mr. Lindholm has served as a consultant to medical device companies. From June 1999 to April 2002, Mr. Lindholm was Chairman, President and Chief Executive Officer of VidaMed, Inc., a medical device company, and from August 1998 to June 1999, served as its Executive Vice President, Sales and Marketing. From 1993 to 1998, Mr. Lindholm held senior field operations positions at Nellcor Puritan Bennett, a provider of solutions to diagnose, monitor and treat respiratory-impaired patients. Mr. Lindholm spent the previous 16 years at GE Medical Systems, a medical device company. Mr. Lindholm received a B.S. in electrical engineering from Michigan Tech University. Mr. Lindholm is also a director of several privately held companies.

        The Corporate Governance Committee believes Mr. Lindholm's more than three decades of leadership experience in the healthcare industry, including serving as the chief executive officer for a publicly-held medical device company, his sales, marketing and field operations experience and his experience as a director of other companies in the healthcare industry allow him to effectively contribute to the Board's understanding of the industry. Mr. Lindholm's experience in executive compensation matters, developed during his tenure as chief executive officer, is especially valuable as the Chairman of the Compensation Committee.

  Sara J. White

        Sara J. White, age 69, has served as a director of Omnicell since April 2003. Since April 2004, Ms. White has served as a pharmacy leadership coach. From 1992 to March 2004, Ms. White was a clinical professor at the School of Pharmacy at the University of California, San Francisco. From 1995 to March 2004, Ms. White was an adjunct professor at the University of the Pacific, School of Pharmacy. From 1992 to 2003, Ms. White was the Director of Pharmacy at Stanford Hospital and Clinics. Ms. White received a B.S. in pharmacy from Oregon State University and an M.S. and Residency in hospital pharmacy management from Ohio State University.

        The Corporate Governance Committee believes Ms. White's leadership and clinical pharmacy expertise proven as the director of pharmacy for more than a decade at one of the top acute-care hospitals in the United States provides valuable scientific and medical knowledge regarding the internal operations and clinical needs of our customers. Further, Ms. White's experience as a clinical professor for two nationally-respected university pharmacy programs offers an important understanding of the future direction of the industry that will help us anticipate the needs and demands of our customers' clinical pharmacy decision-makers.

  Joanne B. Bauer

        Joanne B. Bauer, age 59, has served as a director of Omnicell since January 2014. Since July, 2014, Ms. Bauer has served as a Director of Aurora Health Care. From October 2001 until June 2014, Ms. Bauer served as President of Global Health Care at Kimberly-Clark Corporation, a global company focused on leading the world in essentials for a better life through product innovation and building its personal care, consumer tissue, professional and health care brands. Ms. Bauer joined Kimberly-Clark in 1981 and held various marketing and management positions within its adult care and health care businesses. Ms. Bauer received a B.A. degree from Lawrence University and an M.B.A. from the University of Wisconsin, Oshkosh.

        The Corporate Governance Committee believes Ms. Bauer's leadership and management in the healthcare industry, including serving as the president of the healthcare segment of a large multinational corporation and various management and marketing roles provide the Board with valuable insight regarding the healthcare industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

        The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Lipps. The Board has also appointed Mr. Judson to be lead independent director

        The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company's view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision making or weaken the Company's ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company's strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company's Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

        The Board appointed Mr. Judson as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, provide general leadership of the affairs of the independent directors, including leadership in anticipating and responding to crisis, discuss and collaborate with the Board Chair to set appropriate meeting agendas and meeting schedules, recommend to the Board Chair the retention of outside advisors and consultants who report directly to the Board, preside over Board meetings in the absence of the Board Chair and during independent director closed session portions of the meetings, preside over and establish the agendas for meetings of the independent directors, consult with and coordinate with the committee chairs regarding meeting agendas and informational requirements, act as liaison between the Board Chair and the independent directors, provide advice and consultation to the Board Chair and other senior executives of the Company, monitor information delivered by the management team to the Board and provide input on such information, and, as appropriate upon request, act as a liaison to stockholders, customers and other key constituents of the Company. In addition, it is the responsibility of the lead independent director to coordinate the Board appointment of an Interim Chief Executive Officer and/or Board Chair during extended periods of the Board Chair's absence. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Independence of the Board of Directors

        As required under The NASDAQ Stock Market, LLC ("NASDAQ") listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the applicable listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Lipps, the President and Chief Executive Officer of the Company. In making this determination, the Board found that none of the eight independent directors, nominees or appointees for director had a material or other disqualifying relationship with the Company. Mr. Lipps, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

        The Board noted that Mr. Moore, a member of the Board, served as the President and Chief Executive Officer of Resource Optimization & Innovation, LLC ("ROi"), the supply chain division of Mercy Health ("Mercy"), from July 2006 until April 2011, and has served as Senior Vice President, Operations, of Mercy since April 2011. Effective December 31, 2009, the Company entered into a group purchasing organization (GPO) agreement with ROi, whereby the Company agreed to provide products and services to ROi's members, including hospitals within Mercy. The Company recorded revenue from Mercy of approximately $2.8 million, $2.5 million and $7.7 million for the years ended December 31, 2012, 2013 and 2014, respectively. The Board determined that Mr. Moore did not derive any direct or indirect material benefit from the agreement with ROi and believes that the agreement is in Omnicell's best interest and on terms no less favorable than could be obtained from other third party group purchasing organizations.

        The Board also noted that Mr. Smith, a member of the Board, serves as Senior Vice President and Chief Information Officer of Advocate Health and Hospitals Corporation ("Advocate"). Effective December 2005, the Company entered into a master agreement with Advocate, whereby the Company agreed to provide products and services to Advocate. Effective September 2011, the Company entered into a corporate partnership agreement with Advocate, whereby the Company agreed to provide products and services to Advocate members at discounted pricing in consideration for Advocate members' commitment to utilize the Company as their sole source provider for automated pharmacy dispensing cabinets. The Company recorded revenue from Advocate of approximately $1.3 million, $971 thousand and $2.3 million for the years ended December 31, 2012, 2013 and 2014, respectively. The Board determined that Mr. Smith did not derive any direct or indirect material benefit from the agreements with Advocate and believes that the agreements are in Omnicell's best interest and on terms no less favorable than could be obtained from other third party health systems.

Role of the Board in Risk Oversight

        One of the Board's key functions is informed oversight of the Company's risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the Board's standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our audit function. Our Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Typically, the Corporate Governance Committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the Company has addressed in such quarter. The Corporate Governance Committee reports to the entire Board on the risk management activities of the Company at least annually and the applicable Board committees meet at least annually with the employees responsible for risk management in such committees' respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

        The Board met five (5) times during 2014. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, as held during the period for which he or she was a director or committee member, respectively.

        Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Lead Independent Director, Omnicell, Inc. at 590 E. Middlefield Road, Mountain View, California 94043. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Corporate Governance Committee.

Information Regarding Committees of the Board of Directors

        The Board has four committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an M&A Committee. The following table provides membership and meeting information for 2014 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance		M&A
James T. Judson	X	*					X
Randy D. Lindholm			X	*			X
Gary S. Petersmeyer	X		X				X
Sara J. White					X	*
Vance B. Moore(1).	X		X
Mark W. Parrish					X
Joanne B. Bauer					X
Bruce D. Smith(1)					X

Total meetings in fiscal year 2014	16		11		4		1

*
Denotes Committee Chairperson

(1)
On March 28, 2014, Donald C. Wegmiller tendered his letter of resignation to the Board of Directors, effective immediately prior to the 2014 Annual Meeting. Mr. Smith was appointed to the Board, effective upon Mr. Wegmiller's resignation. In addition, Mr. Moore joined the Compensation Committee, effective upon Mr. Wegmiller's resignation.

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board is currently composed of three directors: Mr. Judson (Chair) and Messrs. Petersmeyer and Moore. Following our 2015 Annual Meeting, the Audit Committee will continue to be composed of Mr. Judson (Chair) and Messrs. Petersmeyer and Moore. The Audit Committee met sixteen (16) times during the fiscal year ended December 31, 2014. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company's audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company's annual audited financial statements and quarterly unaudited financial statements with management and the independent registered public accounting firm, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K. The Audit Committee has adopted a written Audit Committee Charter that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards). The Board has also determined that Mr. Judson, the Audit Committee Chairperson, qualifies as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules. The Board made a qualitative assessment of Mr. Judson's level of knowledge and experience based on a number of factors, including his formal education and professional experience.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2014.

        Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

        Deloitte & Touche LLP, our independent registered public accounting firm for 2014, is responsible for expressing opinions on the conformity of our audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to applicable auditing standards, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm regarding the independent registered public accounting firm's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with the independent registered public accounting firm its independence.

        Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE
James T. Judson, Chair Gary S. Petersmeyer Vance B. Moore

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee currently is composed of three directors: Mr. Lindholm (Chair) and Messrs. Petersmeyer and Moore. Following our 2015 Annual Meeting, the Compensation Committee will continue to be composed of Mr. Lindholm (Chair) and Messrs. Petersmeyer and Moore. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met eleven (11) times during the fiscal year ended December 31, 2014. The Compensation Committee Charter can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  reviewing and approving the overall compensation philosophy for the Company's executive officers and directors;

  •
  overseeing the adoption and administration of, and establishing guidelines relating to, the Company's stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, including approving and granting options, restricted stock, restricted stock units or other equity awards under such plans to the Company's executive officers, employees and consultants; and

  •
  preparing the Company's Compensation Discussion and Analysis, included in this proxy statement.

Compensation Committee Processes and Procedures

        The Compensation Committee generally meets at least monthly, and with greater frequency if necessary. The agenda for each meeting is usually outlined by the Chair of the Compensation Committee and then more fully developed by the Company's Chief Executive Officer, Chief Financial Officer, head of Human Resources and Chief Legal & Administrative Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or final determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        During the past fiscal year, as in late 2013, the Compensation Committee engaged Radford as executive compensation consultants. Radford did not provide any other services to Omnicell in excess of $120,000 during 2014. The Compensation Committee requested that Radford assist in continuing to refine the Company's executive compensation program. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, the compensation consultants also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company's business operations and strategy, key performance metrics and strategic goals, as well as the labor market in which the Company competes. Radford ultimately developed recommendations regarding executive compensation levels and types of compensation elements that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford and suggesting modifications, the Compensation Committee approved the modified recommendations.

        The accepted recommendations of Radford and the specific determinations of the Compensation Committee with respect to executive compensation for 2014 are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        From January 1, 2014 until May 20, 2014, the date of Mr. Wegmiller's resignation from the Board, the Compensation Committee consisted of Messrs. Lindholm (Chair), Petersmeyer and Wegmiller. From May 20, 2014 through the end of 2014, the Compensation Committee consisted of Messrs. Lindholm (Chair), Petersmeyer and Moore. None of these individuals are or have been officers of Omnicell. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and recommending appropriate nominee slates for the Board to recommend for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Board and the Company.

        The Corporate Governance Committee currently consists of four directors: Ms. White (Chair), Mr. Parrish, Ms. Bauer and Mr. Smith. Following our 2015 Annual Meeting, the Corporate Governance Committee will continue to be composed of Ms. White (Chair), Mr. Parrish, Ms. Bauer and Mr. Smith. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance Committee met four (4) times during the fiscal year ended December 31, 2014. Our Corporate Governance Committee Charter can be found in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

        The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

        In conducting this assessment, the Corporate Governance Committee considers diversity, age, skills, industry and professional background and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate

Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance Committee (and the other members of the Board, as needed) then use their network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Company's Corporate Governance Guidelines require that each non- employee director submit to the Board a letter of resignation upon completion of three (3) three-year terms as a member of the Board. The Board is free to accept or reject such letter of resignation.

        At this time, the Corporate Governance Committee does not consider director candidates recommended by stockholders. The Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Lead Independent Director of Omnicell, Inc. at 590 E. Middlefield Road, Mountain View, California 94043. These communications will be reviewed by the Lead Independent Director, who will determine whether they should be presented to the Board. The purpose of this screening is to avoid having the Board consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent members of the Board. All communications directed to the Audit Committee in accordance with the Company's "Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters" (the "Omnicell Open Door Policy") that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Omnicell Open Door Policy is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

Code of Ethics

        Omnicell has adopted the Omnicell Code of Conduct, a code of ethics that applies to all officers, directors and employees of the Company. The Omnicell Code of Conduct is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations." If the Company makes any substantive amendments to its Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, it will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

        The Board has reaffirmed the governance practices followed by the Company by readopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

 PROPOSAL NO. 2

APPROVAL OF 2009 EQUITY INCENTIVE PLAN, AMENDED

Overview

        On April 13, 2015, our Board of Directors amended the Omnicell, Inc. 2009 Equity Incentive Plan (the "2009 Plan"), subject to stockholder approval, to among other things, increase the number of shares of common stock authorized for issuance under the 2009 Plan by 3,200,000 shares. We refer to the 2009 Plan, as amended by the Board of Directors on April 13, 2015, as the "Amended 2009 Plan" throughout this proxy statement.

        A description of the material terms of the Amended 2009 Plan are summarized below. The key differences between the terms of the 2009 Plan and the Amended 2009 Plan are as follows:

  •
  The Amended 2009 Plan provides that an additional 3,200,000 shares may be issued pursuant to stock awards granted under the Amended 2009 Plan.

  •
  On or after December 31, 2014, the number of shares available for issuance under the Amended 2009 Plan will be reduced by one share for each share subject to a stock option or stock appreciation right and by 2.15 shares for each share subject to any other type of stock award issued pursuant to the Amended 2009 Plan, and such shares will return to the share reserve at the same rates upon cancellation or other forfeiture of such awards or shares.

  •
  Stock awards granted under the Amended 2009 Plan will be subject to recoupment in accordance with any clawback policy that we may be required to adopt pursuant to applicable law and listing requirements, and our Board of Directors may impose such other clawback, recovery or recoupment provisions in any stock award agreement as it determines necessary or appropriate.

  •
  The Amended 2009 Plan does not expire by its terms but no incentive stock options may be granted after the ten year anniversary of the earlier of the date that the 2009 Plan was adopted by our Board of Directors or the date that the 2009 Plan was approved by our stockholders.

        Our Board of Directors is requesting stockholder approval of the Amended 2009 Plan (i) to increase the number of shares of common stock authorized for issuance under the 2009 Plan by 3,200,000 shares, and (ii) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (a) confirm the applicable award limits for purposes of compliance with Section 162(m) of the Code, (b) confirm existing performance criteria upon which performance goals may be based with respect to performance awards under the Amended 2009 Plan, and (c) confirm existing permitted means of adjustment when calculating the attainment of performance goals for performance awards granted under the Amended 2009 Plan. Our Board of Directors believes that the Amended 2009 Plan is an integral part of our long-term compensation philosophy and the Amended 2009 Plan is necessary to continue providing the appropriate levels and types of equity compensation for our employees.

Why we are asking our stockholders to approve the Amended 2009 Plan

        As of March 20, 2015, approximately 1,603,442 shares were available for future issuance under the 2009 Plan, excluding the shares reserved for issuance upon exercise of outstanding options or vesting of restricted stock units and performance stock units (and without giving effect to the approval of the Amended 2009 Plan). Without replenishment, we believe such number of shares may be insufficient to meet our anticipated employee recruiting and retention needs beyond the fourth quarter of 2015.

        Our Amended 2009 Plan permits for a variety of equity awards, including stock options, stock appreciation rights and "Full-Value Awards", which consist of restricted stock, restricted stock units, performance stock awards and other stock awards. Our Amended 2009 Plan also permits us to grant performance cash awards. We believe that Full-Value Awards help us remain competitive with the peer group of companies with which we compete for talent and this element of compensation is part of our competitive compensation package. In addition, we believe that Full-Value Awards encourage employee retention during economic or market cycles when our stock price declines, because such awards retain a large portion of their value even if the stock price declines after the date of grant. An approval of an additional 3,200,000 shares to our 2009 Plan does not provide us with the right to issue an additional 3,200,000 Full-Value Awards. As originally adopted, the 2009 Plan provided that the issuance of one share issued under a Full-Value Award would reduce or deplete the number of shares of common stock available for future equity awards under the 2009 Plan by 1.4 shares. When we amended the 2009 Plan in December 2010, in order to balance our request for additional shares at that time with potential stockholder dilution concerns, we amended the 2009 Plan to provide for a depletion of the share reserve more rapidly—that is, at 1.8 shares for each share of common stock issued pursuant to a Full-Value Award granted on and after October 1, 2010. In order to balance this most recent request for additional shares with potential stockholder dilution concerns, we amended the 2009 Plan to provide for a depletion of the share reserve even more rapidly—that is, at 2.15 shares for each share of common stock issued pursuant to a Full-Value Award granted on and after December 31, 2014. Awards granted as stock options and stock appreciation rights would continue to reduce the number of shares available for issuance under the 2009 Plan on a one-for-one basis because stock options and stock appreciation rights are viewed as transferring less value from the stockholders to our employees, directors and consultants. We expect to grant both stock options and Full-Value Awards in the future.

        In connection with our stock-based compensation programs, we seek to balance the need to maintain a talented resource pool in a highly competitive business with efforts to closely monitor our stock award "burn rate," which we define as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year.

        Approval of the Amended 2009 Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance awards under the Amended 2009 Plan that may qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to "covered employees" in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified "performance-based compensation," are not subject to this deduction limitation and we believe it is in the best interests of us and our stockholders to preserve the ability to grant "performance-based compensation" under Section 162(m) of the Code. For the grant of awards under a plan to qualify as "performance-based compensation" under Section 162(m) of the Code, among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, our stockholders are requested to approve the Amended 2009 Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the Amended 2009 Plan.

Equity Awards are an Integral Component of our Compensation Program

        Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for all of our employees, officers and directors. Approval of the Amended 2009 Plan will allow us to continue to grant stock options and other equity awards at levels our Compensation Committee determines to be appropriate in order to attract new employees and directors, retain our existing employees and to provide incentives for such persons to exert maximum efforts for the Company's success and ultimately increase stockholder value. In addition, to the extent that we expand our business or product lines through the acquisition of other businesses, we anticipate that we would need to provide competitive equity compensation packages to any newly acquired employees. The Amended 2009 Plan allows the Company to continue to utilize a broad array of equity incentives with flexibility in designing such incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance stock awards.

        As of March 20, 2015, approximately 59% of our outstanding equity awards granted pursuant to the Amended 2009 Plan were held by non-executive employees and approximately 33% of the equity awards held by employees are fully vested and exercisable. We believe it is critical for our long-term success that our employees' interests are tied to the success of the Company as "owners" of our business. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining extraordinarily talented employees. We believe and the industry benchmarks that we compare ourselves to support the belief that we must continue to offer competitive equity compensation packages in order to attract and motivate the talent necessary for our continued growth and success.

        Our Compensation Committee carefully monitors our annual burn rate, total dilution and equity compensation expense in an effort to maximize stockholder value by granting only the appropriate number and type of equity awards necessary to attract, reward and retain key employees and directors. In addition, we use industry benchmarks to monitor and evaluate the effectiveness and reasonableness of the equity compensation we offer to our employees and prospective employees with the goal of attracting and retaining our most valuable human assets while staying within reasonable bounds of what the market requires in a competitive environment. We use a nationally-recognized compensation market intelligence provider in the technology and life sciences industries to benchmark the equity required to remain competitive for non-executive employees and attempt to stay in the middle bands of those benchmarks. Also as discussed in our "Compensation Discussion and Analysis," our Compensation Committee benchmarks the equity expense associated with equity awards granted to our executive officers against a group of comparable publicly-traded companies based on such factors as revenue, market capitalization and, to the extent possible, industry similarity, that we believe provides a meaningful cross-section from which to benchmark executive compensation.

        In requesting approval of the Amended 2009 Plan, we are asking stockholders for a pool of shares that we believe, absent a material company acquisition or similar event, will be sufficient for approximately the next two and three-quarter years to provide an appropriate amount of equity for attracting, retaining, and motivating employees and directors as we continue to grow our business. We base this belief on a projected annual burn rate of 4.6% (counting Full Value Awards as equivalent to 2.15 shares) over the period 2015-2017.

Forecasted Utilization Rates

        In evaluating the Amended 2009 Plan, we reviewed certain management forecasts of equity awards for issuance under the Amended 2009 Plan as set forth below.

Amended 2009 Plan	Fiscal 2014 Actual	Fiscal 2015 Forecast	Fiscal 2016 Forecast
Common Shares Outstanding—Ending Balance	35,830,935	36,700,000	37,600,000
Options / Awards Outstanding—Ending Balance	3,340,469	3,123,069	2,975,569
Shares Available for Award—Beginning Balance	3,022,398	1,824,833	3,633,933
Stockholder Approval—May 2015		3,200,000
Allocations
Options	641,394	650,000	701,000
Full Value Awards	413,244	442,000	476,600
Total Allocations	1,054,635	1,092,000	1,177,600
Adjustments
Cancellations—Add	187,655	209,400	225,100
Full Value Award fungibility factor—Delete	330,595	508,300	548,090
Total Adjustments	–142,930	–298,900	–322,990
Shares Available for Award—Ending Balance	1,824,833	3,633,933	2,133,343

        In addition, we reviewed certain forecasts of grant utilization for different categories of grants over the three annual periods indicated below. These forecasts included forecasts for executive and employee new hires/promotions, annual refresher grants, and discretionary grants.

Amended 2009 Plan	Fiscal 2014 Actual	Fiscal 2015 Forecast	Fiscal 2016 Forecast
Option Grants
—New Hire	227,660	250,000	270,000
—Annual Refresher	310,600	333,000	356,000
—Discretionary	65,940	70,000	75,000
—Director (Board)	37,191	0	0
Subtotal Option Grants	641,391	650,000	701,000
Full Value Award Grants
—New Hires	42,000	45,000	48,600
—Annual Refresher	275,200	295,000	320,000
—Discretionary	52,940	57,000	61,000
—Director (Board)	43,104	45,000	47,000
Subtotal Full Value Award Grants	413,244	442,000	476,000
Total	1,054,635	1,092,000	1,177,600

Forecasted Overhang and Burn Rate

        Our Board of Directors also reviewed certain forecasts of overhang and burn rate with respect to employee, directors and consultant equity awards, as summarized below.

	FY14 Actual	FY15 Forecast	FY16 Forecast
Issued Overhang %(1)	9.3%	8.5%	7.9%
Total Overhang %(2)	14.4%	18.4%	13.6%
Gross Burn Rate as a % of Outstanding(3)	3.2%	4.3%	4.5%
Adjusted Burn Rate as a % of Outstanding(4)	3.3%	3.7%	3.9%

(1)
Issued Overhang is (total shares subject to options granted + total shares subject to full value awards granted)/total common shares outstanding.

(2)
Total Overhang is (total shares subject to options granted + total shares subject to full value awards granted + total remaining pool reserve)/total common shares outstanding.

(3)
Gross Burn Rate is (total shares subject to options granted + total shares subject to full value awards granted)/weighted average common shares outstanding.

(4)
Adjusted Burn Rate is (total shares subject to options granted + total shares subject to full value awards granted—total shares subject to options and full value awards that expired, terminated or were forfeited)/weighted average common shares outstanding.

Note Regarding Forecasts and Forward-Looking Statements

        We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 2 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our board of directors recognized the high variability inherent in these assumptions.

        However, we have included above a summary of these forecasts to give our stockholders access to certain information for purposes of evaluating the Amended 2009 Plan. These forecasts reflect various assumptions regarding our future operations.

        The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the year ended December 31, 2014.

Important Aspects of our Amended 2009 Plan Designed to Protect our Stockholders' Interests

        The Amended 2009 Plan includes certain provisions that are designed to protect our stockholders' interests and to reflect corporate governance best practices including:

  •
  Stockholder approval is required for additional shares.  The Amended 2009 Plan does not contain an annual "evergreen" provision. Thus, stockholder approval is required each time we need to increase the share reserve allowing our stockholders the ability to have a say on our equity compensation programs.

  •
  Repricing is not allowed.  The Amended 2009 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2009 Plan.

  •
  Share counting provisions.  The share reserve under the Amended 2009 Plan is reduced one share for each share of common stock issued pursuant to an option or stock appreciation right and 2.15 shares for each share of common stock issued pursuant to a Full-Value award granted on and after December 31, 2014. This helps to ensure that management and our Compensation Committee is using the share reserve effectively and with regard to the value of each type of equity award.

  •
  Submission of amendments to Amended 2009 Plan to stockholders.  The Amended 2009 Plan requires stockholder approval for material amendments to the Amended 2009 Plan, including as noted above, any increase in the number of shares reserved for issuance under the Amended 2009 Plan.

  •
  Flexibility in designing equity compensation scheme.  The Amended 2009 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, other stock awards and performance cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

  •
  Broad-based eligibility for equity awards.  We grant equity awards to a large portion of our employees. By doing so, we tie our employees' interests with stockholder interests and motivate our employees to act as owners of the business.

  •
  Limit on equity awards.  The Amended 2009 Plan limits the number of shares of common stock available for equity awards such that no employee may be granted an equity award covering more than to 1,500,000 shares in a calendar year.

General 2009 Plan Information

        The 2009 Plan was the successor to and continuation of the 1999 Equity Incentive Plan, 2003 Equity Incentive Plan and 2004 Equity Incentive Plan (together the "Prior Plans"). All outstanding stock awards granted under the Prior Plans continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plans, but no additional awards have been granted under the Prior Plans since May 19, 2009.

        As of March 20, 2015, the total number of shares of the Company's common stock reserved for issuance under the 2009 Plan is 7,200,00 shares plus the number of shares subject to stock awards outstanding under the Prior Plans that terminate prior to exercise and would otherwise be returned to the share reserves under the Prior Plans. Of this number, approximately 1,603,442 shares remained available for future issuance under the 2009 Plan as of March 20, 2015. As of March 20, 2015, stock options to purchase approximately 2,681,009 shares were outstanding and Full Value Awards covering an aggregate of 672,148 were outstanding under the 2009 Plan and the Prior Plans. The weighted-average exercise price of all stock options outstanding as of March 20, 2015 was $19.97, and the weighted-average remaining term of such stock options was 6.6 years. A total of 36,188,869 shares of our common stock were outstanding as of March 20, 2015. As of March 20, 2015, the closing price of our common stock as reported on the NASDAQ Global Select Market was $33.82 per share.

Description of the Amended 2009 Plan

        The material features of the Amended 2009 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended 2009 Plan. Stockholders are urged to read the actual text of the Amended 2009 Plan in its entirety, which is appended to this proxy statement as Appendix A and may be accessed from the SEC's website at www.sec.gov.

Background and Purpose

        The Amended 2009 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock or other property.

        The purpose of the Amended 2009 Plan is to secure and retain the services of employees, directors, and consultants, to provide a means by which such persons may be given an opportunity to benefit from increases in the value of the Company's common stock, to assist the Company in recruiting new employees and directors, retaining the services of current employees and directors, and to provide incentives for such persons to exert maximum efforts for the Company's success.

Shares Available for Awards

        After giving effect to the approval of Proposal No. 2, the total number of shares of the Company's common stock reserved for issuance under the Amended 2009 Plan would be 10,400,000 as of March 20, 2015. This share reserve consists of (a) 7,200,000 shares currently reserved for issuance under the Amended 2009 Plan, plus (b) an additional 3,200,000 shares subject to approval of the stockholders at the Annual Meeting. In addition, the share reserve will be increased by the number of shares subject to stock awards outstanding under the Prior Plans that terminate prior to exercise and would otherwise be returned to the share reserves under the Prior Plans less one share for each share of common stock issued pursuant to an option or stock appreciation right granted after December 31, 2008 under the Prior Plans with respect to which the strike price is at least 100% of the fair market value of the underlying common stock on the date of grant and 1.4 shares for each share of stock issued pursuant to an award other than an option or stock appreciation right granted after December 31, 2008 under the Prior Plans.

        This aggregate number is referred to as the "Share Reserve." The number of shares available for issuance under the Amended 2009 Plan is reduced by (i) one share for each share of common stock issued pursuant to an option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying common stock on the date of grant; (ii) prior to October 1, 2010, 1.4 shares for each share of common stock issued pursuant to restricted stock, restricted stock units, performance stock awards, or other stock awards granted under the 2009 Plan; (iii) on or after October 1, 2010 but prior to December 31, 2014, 1.8 shares for each share of common stock issued pursuant to restricted stock, restricted stock units, performance stock awards, or other stock awards granted under the 2009 Plan; and (iv) on or after December 31, 2014, 2.15 shares for each share of common stock issued pursuant to restricted stock, restricted stock units, performance stock awards, or other stock awards granted under the Amended 2009 Plan.

        If a stock award expires or otherwise terminates without having been exercised in full or is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of the common stock that may be issued pursuant to the Amended 2009 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares which are forfeited will revert to and again become available for issuance under the Amended 2009 Plan. Any shares withheld or reacquired by the Company pursuant to the exercise of an option or stock appreciation right under its withholding obligations or as consideration for the exercise of an option or stock appreciation right will not again become available for issuance under the Amended 2009 Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the shares tendered will not again be available for issuance under the Amended 2009 Plan.

        To the extent there is a share of common stock issued pursuant to (i) a stock award that counted as 1.4 shares against the number of shares available for issuance under the 2009 Plan before October 1, 2010, (ii) a stock award that counted as 1.8 shares against the number of shares available for issuance under the 2009 Plan after October 1, 2010 but prior to December 31, 2014, (iii) a stock award that counted as 2.15 shares against the number of shares available for issuance under the 2009 Plan on or after December 31, 2014, or (iv) an award other than an option or stock appreciation right granted under the Prior Plans, and such share of common stock again becomes available for issuance under the Amended 2009 Plan, then on or after December 31, 2014, the number of shares of common stock available for issuance under the Amended 2009 Plan will increase by 2.15 shares.

Eligibility

        Incentive stock options may be granted under the Amended 2009 Plan only to the Company's employees and employees of Omnicell's affiliates. The Company's employees, consultants and directors and employees and consultants of Omnicell's affiliates are eligible to receive all other types of awards under the Amended 2009 Plan. As of February 28, 2015, approximately 1,545 employees, directors and consultants were eligible to participate in the Amended 2009 Plan.

Administration

        The Amended 2009 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors has delegated administration of the Amended 2009 Plan to the Compensation Committee. Subject to the terms of the Amended 2009 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted, the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the fair market value applicable to a stock award and the exercise price of options granted under the Amended 2009 Plan.

Repricing

        The Amended 2009 Plan expressly provides that, without the approval of the stockholders within 12 months prior to such event, the Compensation Committee shall not have the authority to reduce the exercise price of any outstanding stock awards under the plan or cancel any outstanding stock awards that have an exercise price or strike price greater than the current fair market value of the common stock in exchange for cash or other stock awards under the Amended 2009 Plan.

Vesting

        Shares subject to awards under the Amended 2009 Plan generally vest in accordance with the stock award agreement for such stock award.

Stock Options

        If stock options are granted, they are granted pursuant to stock option agreements. The Amended 2009 Plan permits the grant of options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the Amended 2009 Plan will vest at the rate specified in the option agreement.

        In general, the term of stock options granted under the Amended 2009 Plan may not exceed ten years. Except as explicitly provided otherwise in an optionholder's award agreement, options granted under the Amended 2009 Plan generally terminate three months after termination of the participant's service unless (i) termination is due to the participant's disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the participant dies before the participant's service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months following the participant's death by the person or persons to whom the rights to such option have passed; (iii) the participant is terminated for cause in which case the option will cease to be exercisable immediately upon the participant's termination, or (iv) the option by its terms specifically provides otherwise. An option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. The amount of time allowable after termination to exercise an option may be extended if a sale of the shares received by the participant upon exercise would be in violation of the registration requirements under the Securities Act or Omnicell's insider trading policy. In such cases, the applicable period within which a participant may exercise an option after termination is extended to the time in which the exercise of the option would not be in violation of such laws or policies. In no event may an option be exercised after its expiration date.

        Acceptable forms of consideration for the purchase of Omnicell common stock issued under the Amended 2009 Plan will be determined by the Compensation Committee and may include cash, check, bank draft or money order made payable to the Company, common stock previously owned by the optionholder, payment through a broker assisted exercise or, for NSOs only, a net exercise feature, or other legal consideration approved by the Compensation Committee.

        Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

Limitations

        The aggregate fair market value, determined at the time of grant, of shares of Omnicell common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the Company's equity compensation plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company's total combined voting power or that of any affiliate unless the following conditions are satisfied:

  •
  the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

  •
  the term of any ISO award must not exceed five years from the date of grant.

        The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs will be the number of shares of common stock in the Share Reserve. In addition, under the Amended 2009 Plan no employee may be granted, in any calendar year, options, stock appreciation rights, or other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date of grant covering more than 1,500,000 shares of our common stock.

Restricted Stock Awards

        If restricted stock awards are granted, they are granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to the Company, the recipient's past or future services performed for the Company or an affiliate of the Company, or any other form of legal consideration acceptable to the Compensation Committee. Shares of Omnicell common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee. Rights to acquire shares of Omnicell common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

        If restricted stock unit awards are granted, they are granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Compensation Committee. The Company will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of Omnicell common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.

Stock Appreciation Rights

        If stock appreciation rights are granted, they are granted pursuant to a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right is determined by the Compensation Committee, and will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. In general, the term of the stock appreciation rights granted under the Amended 2009 Plan may not exceed ten years. The Compensation Committee may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in Omnicell common stock, in cash, in any combination of the two, or any other form of legal consideration approved by the Compensation Committee and contained in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination and restrictions on transfer as stock options under the Amended 2009 Plan.

Performance Awards

        The Amended 2009 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. If performance awards are granted, they will vest or be exercised based upon the attainment during a certain period of time of certain performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee. The maximum amount to be granted to any individual in any calendar year attributable to such performance awards may not exceed 1,500,000 shares of Omnicell common stock in the case of performance stock awards, and $1,500,000 in the case of performance cash awards.

        Performance goals under the Amended 2009 Plan are determined by our Board of Directors or the Compensation Committee, based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales, backlog or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction, or other budgetary goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction, service, or personal visitations; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) completion of strategic, business, development, financial, employee or integration plan (or equivalent type of plan); (xxxiv) manufacturing, production, research and development, product launch or product objective goals; (xxxv) litigation, arbitration or other conflict achievements or resolutions; (xxxvi) hiring or reduction in headcount; (xxxvii) timely completion of internal and external analysis, or audits; (xxxviii) completion of performance goals by direct reports; and (xxxix) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board of Directors.

        Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, our compensation committee (and our board of directors, to the extent that an award is not intended to comply with Section 162(m) of the Code) may provide that performance will be appropriately adjusted as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles. In addition, our board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

        Other forms of stock awards valued in whole or in part with reference to Omnicell common stock may be granted either alone or in addition to other stock awards under the Amended 2009 Plan. The Compensation Committee has sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of Omnicell common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee.

Clawback/Recovery

        Stock awards granted under the Amended 2009 Plan will be subject to recoupment in accordance with any clawback policy that we may be required to adopt pursuant to applicable law and listing requirements. In addition, the Board of Directors may impose such other clawback, recovery or recoupment provisions in any stock award agreement as it determines necessary or appropriate.

Changes to Capital Structure

        In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by the Company, such as a stock split or stock dividend, the class and number of shares reserved under the Amended 2009 Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

        In the event of a corporate transaction, unless otherwise provided in a written agreement between the Company or any of its affiliate and the holder of the stock award, or expressly provided by the Board or the Compensation Committee at the time of grant of a stock award, in the event of a corporate transaction (as specified in the 2009 Plan and described below), all outstanding stock awards under the 2009 Plan shall be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose continuous service with us or an affiliate has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and (ii) with respect to any stock awards that are held by individuals whose continuous service with the Company or an affiliate of the Company has terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will not be accelerated and such awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by the Company with respect to such stock awards shall not terminate and may continue to be exercised notwithstanding the corporate transaction).

        A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as provided in the stock award agreement or in any other written agreement between the Company or any affiliate of the Company and the participant, but in the absence of such provision, no acceleration shall occur.

Plan Amendments/ Plan Termination

        The Compensation Committee has the authority to amend or terminate the Amended 2009 Plan at any time. However, no amendment or termination of the Amended 2009 Plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. The Company will obtain stockholder approval of any amendment to the Amended 2009 Plan as required by applicable law. No ISOs will be granted after the ten year anniversary of the earlier of the date that the 2009 Plan was adopted by our Board of Directors or the date that the 2009 Plan was approved by our stockholders.

U.S. Federal Income Tax Consequences

        The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient's tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2009 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Company's ability to realize the benefit of any tax deductions described below depends on its generation of taxable income.

Nonstatutory Stock Options

        Generally, there is no taxation upon the grant of a NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder's capital gain holding period for those shares will begin on that date.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

        The Amended 2009 Plan provides for the grant of stock options that qualify as "incentive stock options," as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

        If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

        For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionholder's alternative minimum taxable income for the year in which the option is exercised. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

        Omnicell is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, Omnicell is allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

        Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

        The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Omnicell will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Units

        Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Omnicell common stock received over any amount paid by the recipient in exchange for the shares of Omnicell common stock. To conform to the requirements of Section 409A of the Code, the shares of Omnicell common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

        The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

        The Company may grant under the Amended 2009 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2009 Plan.

        Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of Omnicell common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Omnicell will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

        Compensation of persons who are "covered employees" of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as "performance-based compensation" are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The Amended 2009 Plan is intended to enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

New Plan Benefits

        The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors, and employees under the Amended 2009 Plan. We do not presently have any current plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares under the Amended 2009 Plan except pursuant to our non-employee director compensation policy. The table below shows, as to the specified groups, information about awards granted under our 2009 Plan during the 2014 fiscal year.

Awards Granted under the 2009 Plan

Number of Shares Underlying Restricted Stock Awards Granted (#)(1)
Executive Group (7 persons)	947,450
Non-Employee Director Group (10 persons)	281,054
Non-Executive Officer Employee and Consultant Group (323 persons)	791,921

(1)
Awards granted under the Amended 2009 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2009 Plan. Accordingly, total awards that may be granted for the fiscal year ending December 31, 2015 under the Amended 2009 Plan are not determinable until the completion of the fiscal year.

  On March 20, 2015, the last reported sales price of our common stock on the NASDAQ Global Select Market was $33.82 per share.

  Required Vote and Recommendation of the Board of Directors

          Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 2 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

          Our Board of Directors believes that approval of Proposal No. 2 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
  A VOTE "FOR" PROPOSAL NO. 2.

 PROPOSAL NO. 3

APPROVAL OF 1997 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

  Overview

          On April 13, 2015, our Board of Directors amended the Omnicell, Inc. Amended and Restated 1997 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval, to among other things, increase the number of shares of common stock authorized for issuance under the Purchase Plan by 3,000,000 shares. We refer to the Purchase Plan, as amended by the Board of Directors on April 13, 2015, as the "Amended Purchase Plan" throughout this proxy statement.

          A description of the material terms of the Amended Purchase Plan are summarized below. The key differences between the terms of the Purchase Plan and the Amended Purchase Plan are as follows:

  •
  The Amended Purchase Plan provides that an additional 3,000,000 shares may be issued pursuant to purchase rights granted under the Amended Purchase Plan.

  •
  In the event of a sale or other disposition of at least 50% of the outstanding securities of the Company, any surviving corporation may continue or assume purchase rights outstanding under the Amended Purchase Plan or may substitute similar rights. If the surviving corporation does not assume such rights or substitute similar rights in connection with such transaction, then the participants' accumulated payroll deductions will be used to purchase shares of common stock immediately prior to such transaction under the ongoing offering and the participants' rights under such ongoing offering will terminate immediately after such purchase.

  •
  Unless otherwise specifically provided in the offering, the amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares on the final purchase date of an offering will be distributed in full to the participant at the end of such offering, without interest.

        In this Proposal No. 3, our Board of Directors is requesting stockholder approval of the Amended Purchase Plan to increase the number of shares of common stock authorized for issuance under the Purchase Plan by 3,000,000 shares. The Board of Directors believes that the Amended Purchase Plan is an integral part of our long-term compensation philosophy and the Amended Purchase Plan is necessary to continue providing the appropriate levels and types of equity compensation for our employees.

Why we are asking our stockholders to approve the Amended Purchase Plan

        As of March 20, 2015, approximately 393,248 shares were available for future issuance under the Purchase Plan without giving effect to the approval of the Amended Purchase Plan. Without replenishment, we believe such amount may be insufficient to meet our anticipated employee recruiting and retention needs beyond the fourth quarter of 2015.

Important Aspects of our Purchase Plan Designed to Protect our Stockholders' Interests

        The Amended Purchase Plan includes certain provisions that are designed to protect our stockholders' interests and to reflect corporate governance best practices including:

  •
  Stockholder approval is required for additional shares.  The Amended Purchase Plan does not contain an annual "evergreen" provision. Thus, stockholder approval is required each time we need to increase the share reserve allowing our stockholders the ability to have a say on our equity compensation programs.

  •
  Submission of amendments to the Amended Purchase Plan to stockholders.  The Amended Purchase Plan requires stockholder approval for material amendments to the Amended Purchase Plan, including as noted above, any increase in the number of shares reserved for issuance under the Amended Purchase Plan.

  •
  Broad-based eligibility for equity awards.  A large portion of our employees are eligible to participate in the Amended Purchase Plan. By doing so, we tie our employee's interests with stockholder interests and motivate our employees to act as owners of the business.

General Amended Purchase Plan Information

        In March 1997, the Board of Directors originally adopted, and in March 1998, the stockholders subsequently approved, the Purchase Plan. There were 750,000 shares of Omnicell common stock initially reserved for issuance under the Purchase Plan. In addition, the Purchase Plan contained an evergreen provision providing for an annual increase in the shares available for purchase under the Purchase Plan equal to the lesser of 1.5% of the outstanding shares of common stock on each January 1; 750,000 shares; or a number determined by the Board of Directors, as of each January 1 beginning with annual meeting of stockholders in 2000. Pursuant to the evergreen provision, an additional 2,238,858 shares of Omnicell common stock were made available for purchase under the Purchase Plan between 2000 and 2007. The evergreen provision terminated after the annual increase in 2007.

        In accordance with the Company's internal policy, executive officers do not participate in the Purchase Plan, and therefore did not purchase any shares under the Purchase Plan in 2014. In 2014, all employees (excluding executive officers) as a group purchased 481,284 shares at a weighted average price of $14.37 per share under the Purchase Plan.

        As of March 20, 2015, an aggregate of 4,938,307 shares of Omnicell common stock had been purchased under the Purchase Plan and 393,284 shares of common stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future purchase under the Purchase Plan. A total of 36,188,869 shares of Omnicell common stock were outstanding as of March 20, 2015.

Description of the Amended Purchase Plan

        The material features of the Amended Purchase Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended Purchase Plan. Stockholders are urged to read the actual text of the Amended Purchase Plan in its entirety, which is appended to this proxy statement as Appendix B and may be accessed from the SEC's website at www.sec.gov.

Purpose

        The purpose of the Amended Purchase Plan is to provide a means by which employees of Omnicell (and any affiliates designated by the Board of Directors to participate in the Amended Purchase Plan) may be given an opportunity to purchase Omnicell common stock through payroll deductions, to assist Omnicell in retaining the services of its employees, in recruiting new employees and to provide incentives for such persons to exert maximum efforts for the Company's success. As of February 28, 2015, approximately 1,537 employees were eligible to participate in the Amended Purchase Plan.

        The rights to purchase common stock granted under the Amended Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

Administration

        The Board of Directors administers the Amended Purchase Plan and has the final power to construe and interpret both the Amended Purchase Plan and the rights granted under it. The Board of Directors has the power to delegate administration of the Amended Purchase Plan to a committee composed of not fewer than two members of the Board. The Board of Directors has delegated administration of the Amended Purchase Plan to the Compensation Committee. The Compensation Committee has the power, subject to the provisions of the Amended Purchase Plan, to determine when and how rights to purchase Omnicell common stock will be granted and the provisions of each offering of such rights (which need not be identical).

Stock Subject to Amended Purchase Plan

        As of March 20, 2015, the Amended Purchase Plan had 393,248 shares of Omnicell common stock available for future purchase under the Amended Purchase Plan. Subject to this Proposal No. 3, an additional 3,000,000 shares of Omnicell common stock will be made available for future purchases under the Amended Purchase Plan beginning with the next offering period that commences on or after August 16, 2015. If purchase rights granted under the Amended Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Omnicell common stock not purchased under such rights again become available for issuance under the Amended Purchase Plan. A total of 36,188,869 shares of Omnicell common stock were outstanding as of March 20, 2015.

Offerings

        The Amended Purchase Plan is implemented by offerings of purchase rights to all eligible employees from time to time by the Compensation Committee. The maximum length for an offering under the Amended Purchase Plan is 27 months. Currently, under the Amended Purchase Plan, each offering is 24 months long and is divided into four shorter "purchase periods" approximately six months long.

Eligibility

        Any person who is customarily employed at least 20 hours per week and 5 months per calendar year by Omnicell (or by any parent or subsidiary of Omnicell designated by the Board) on the first day of an offering is eligible to participate in that offering, provided such employee has been continuously employed by Omnicell or the designated parent or subsidiary for such period preceding the grant as our Board of Directors or the Compensation Committee may require, but in no event will the required period of continuous employment be greater than two years. Officers of Omnicell who are "highly compensated" as defined in the Code may be eligible to participate in the offerings, unless our Board of Directors or the Compensation Committee provides otherwise.

        However, no employee is eligible to participate in the Amended Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Omnicell or of any parent or subsidiary of Omnicell (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase more than $25,000 worth of Omnicell common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Omnicell and any parent and subsidiaries in any calendar year.

Participation in the Amended Purchase Plan

        Eligible employees enroll in the Amended Purchase Plan by delivering to Omnicell, prior to the date selected by our Board of Directors or the Compensation Committee as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' total compensation during the offering. Our Board of Directors may provide that each person who, during the course of an offering, first becomes eligible to participate in the Amended Purchase Plan will, on a date or dates specified in the offering which coincides with the day on which such person becomes eligible to participate or which occurs thereafter, receive a purchase right under that offering. Our Board of Directors may provide that each person who, during the course of an offering, first becomes eligible to participate in the Amended Purchase Plan will, on a date or dates specified in the offering which coincides with the day on which such person becomes eligible to participate or which occurs thereafter, receive a purchase right under that offering. Our Board of Directors may also provide that each person who did not elect to fully participate in an ongoing offering and elects to participate in such offering will, on a date or dates specified in the offering which coincides with the day on which such person elects to participate in such offering or which occurs thereafter, receive a purchase right under that offering.

Purchase Price

        The purchase price per share at which shares of common stock are sold in an offering under the Amended Purchase Plan is the lower of (i) 85% of the fair market value of a share of common stock on first day of the offering or (ii) 85% of the fair market value of a share of common stock on the purchase date, as set by our Board of Directors or the Compensation Committee.

Payment of Purchase Price; Payroll Deductions

        The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as our Board of Directors provides in the offering. A participant may increase or begin such payroll deductions after the beginning of the offering only as provided for in the offering. All payroll deductions made for a participant are credited to his or her account under the Amended Purchase Plan and deposited with the general funds of Omnicell. A participant may make additional payments into such account only if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the offering.

Purchase of Stock

        By executing an agreement to participate in the Amended Purchase Plan, the employee is entitled to purchase shares under the Amended Purchase Plan. In connection with offerings made under the Amended Purchase Plan, our Board of Directors or the Compensation Committee specifies a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Omnicell common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of purchase rights granted in the offering would exceed the maximum aggregate number of shares of Omnicell common stock available, our Board of Directors or the Compensation Committee would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the purchase date, as set by our Board of Directors, at the applicable price. See "Withdrawal" below. In addition, unless otherwise specifically provided in the offering, the amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares on the final purchase date of an offering will be distributed in full to the participant at the end of such offering, without interest.

Withdrawal

        While each participant in the Amended Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to Omnicell a notice of withdrawal from the Amended Purchase Plan. Such withdrawal may be elected at any time during the offering except as provided by our Board of Directors in the offering.

        Upon any withdrawal from an offering by the employee, Omnicell will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Amended Purchase Plan.

Termination of Employment

        Purchase rights granted pursuant to any offering under the Amended Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and Omnicell will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

        Purchase rights granted under the Amended Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted. A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Amended Purchase Plan in the event of such participant's death after the offering but prior to delivery to the participant of the shares and cash, or who is to receive the cash from the participant's account in the event of such participant's death during an offering.

Adjustment Provisions

        Transactions not involving receipt of consideration by Omnicell, such as a reincorporation, combination, reclassification, stock dividend or stock split, may change the type, class and number of shares of common stock subject to the Amended Purchase Plan and to outstanding purchase rights. In that event, the Amended Purchase Plan will be appropriately adjusted in the type, class and maximum number of shares subject to the Amended Purchase Plan and the outstanding purchase rights granted under the Amended Purchase Plan will be appropriately adjusted in the type, class, number of shares and purchase limits of such purchase rights.

Effect of Certain Transactions

        In the event of (i) a dissolution, liquidation or sale of all or substantially all of the securities or assets of Omnicell, (ii) a merger or consolidation in which Omnicell is not the surviving corporation, (iii) a reverse merger in which Omnicell is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) a sale or other disposition of at least 50% of the outstanding securities of the Company, any surviving corporation may continue or assume purchase rights outstanding under the Amended Purchase Plan or may substitute similar rights. If any surviving corporation does not assume such rights or substitute similar rights, then the participants' accumulated payroll deductions will be used to purchase shares of common stock immediately prior to such transaction under the ongoing offering and the participants' rights under such ongoing offering will terminate immediately after such purchase.

Duration, Amendment and Termination

        Our Board of Directors or the Compensation Committee may suspend or terminate the Amended Purchase Plan at any time. Unless terminated earlier, the Amended Purchase Plan will terminate at the time that all of the shares of common stock reserved for issuance under the Amended Purchase Plan have been issued under the terms of the Amended Purchase Plan.

        Our Board of Directors or the Compensation Committee may amend the Amended Purchase Plan at any time. Any amendment of the Amended Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board or the Compensation Committee if the amendment would (i) increase the number of shares of common stock reserved for issuance under the Amended Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Amended Purchase Plan (to the extent such modification requires stockholder approval in order for the Amended Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act, or "Rule 16b-3"); or (iii) modify the Amended Purchase Plan in any other way if such modification requires stockholder approval in order for the Amended Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

        Purchase rights granted before amendment or termination of the Amended Purchase Plan will not be altered or impaired by any amendment or termination of the Amended Purchase Plan without consent of the employee to whom such rights were granted.

U.S. Federal Income Tax Information

        Purchase rights granted under the Amended Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

        A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

        If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

        If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

        There are no federal income tax consequences to Omnicell by reason of the grant or exercise of purchase rights under the Purchase Plan. Omnicell is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

Plan Benefits

        Participation in the Amended Purchase Plan is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Amended Purchase Plan.

  Required Vote and Recommendation of the Board of Directors

        Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 3 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors believes that approval of Proposal No. 3 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 3.

 PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and Schedule 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained on pages 49 to 62 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are appropriately designed to align the interests of our executive officers with those of our stockholders, to emphasize strong pay-for-performance principles and to enable us to attract and retain talented and experienced executives to lead the Company in a competitive environment.

        Applying these philosophies, the Compensation Committee of our Board has set specific compensation goals designed to help the Company achieve our short- and long-term business and performance goals. The Compensation Committee believes that our executive officers should have the potential to earn total cash compensation at approximately the 75th percentile of our peer group's total cash compensation if our executive officers accomplish specific performance goals that the Compensation Committee sets to help the Company achieve its performance goals. The Compensation Committee has used an objective of base salary compensation at the 50th percentile of our peer group as guidance in its decision-making.

        The base salaries of the named executive officers in 2014 ranged from the 50th percentile to the 75th percentile of our peer group. The total target cash compensation of our named executive officers in 2014, assuming achievement of performance goals, ranged from the 75th percentile to above the 75th percentile of our peer group.

        With regard to long-term equity incentive compensation, the value of such compensation awarded to the named executive officers, calculated using Black-Scholes-Merton valuation methodology, ranged from the 50th percentile to above the 75th percentile of our peer group in 2014. Such a valuation is necessarily sensitive to movement in the stock price of the target stock, but in 2014 our average compensation value for long-term equity incentive grants to our executives was at approximately between the 50th and 75th percentile of the comparator group.

        Beginning in 2011, the Board implemented a policy of declaring half of the equity incentive grants to executives to vest upon the successful achievement of certain market-based performance metrics by the Company. The market-based performance comparison adopted by the Company compares the total stockholder return of its common stock to that of the companies in the Nasdaq Health Care Index (the "Index").

        In summary, the elements of our compensation package as well as the amount of compensation paid to our named executive officers emphasize strong pay-for-performance principles and provide reasonable compensation to our named executive officers.

        For these reasons, the Board is asking stockholders to support the compensation of the Company's named executive officers as described in this proxy statement by casting a non-binding advisory vote "FOR" the following resolution:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the

  Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure."

        While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

        Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 4.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the year ending December 31, 2015 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Deloitte has served as our independent registered public accounting firm since April 7, 2014. Prior to such time, Ernst & Young LLP ("Ernst & Young") served as our independent registered public accounting firm. The Company does not expect that a representative of Ernst & Young will be present at the Annual Meeting.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as the Company's independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by the Company's independent registered public accounting firms. The aggregate fees billed for the fiscal year ended December 31, 2014 were from Deloitte and the aggregate fees billed for the fiscal year ended December 31, 2013 were from Ernst & Young.

	Fiscal Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees	$2,176	$2,004
Audit-Related Fees	—	—
Tax Fees	119	355
All Other Fees	3	—

Total Fees	$2,298	$2,359

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Annual Report on Form 10-K and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, professional services associated with SEC registration statements and other documents filed with the SEC, consultations with the Company's management regarding the independent investigation into a whistleblower notification received by the Company in February 2015, consultations with the Company's management as to the accounting treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other standard- setting bodies, and other services that are normally provided by the Company's independent registered public accounting firms in connection with statutory and regulatory filings or engagements.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning outside of the audit of the income tax accounts.

        All Other Fees.    Consists of fees billed for subscriptions to an on-line accounting and financial reporting research assistance service.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other non-audit services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Deloitte and Ernst & Young was compatible with maintaining their independence.

        In 2014, the Audit Committee pre-approved the fees set forth on the previous page in their entirety.

Required Vote and Recommendation of the Board of Directors

        Approval of Proposal No. 5 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 5 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

        The Board believes that approval of Proposal No. 5 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 5.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of February 15, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc.(2)	3,544,760	9.88%
55 East 52nd Street
New York, NY 10022
Oak Ridge Investments, LLC(3)	2,312,571	6.44%
10 South LaSalle Street, Suite 1900
Chicago, IL 60603
James T. Judson(6)	43,873	*
Randy D. Lindholm	22,475	*
Randall A. Lipps(4)(6)	573,806	1.59%
Vance B. Moore(6)	33,513	*
Mark W. Parrish	27,025	*
Gary S. Petersmeyer(6)	37,408	*
Sara J. White(6)	44,000	*
Joanne B. Bauer	8,340	*
Bruce D. Smith	0	*
Robin G. Seim(6)	29,219	*
J. Christopher Drew(5)(6)	317,417	*
Dan S. Johnston(6)	83,912	*
Nhat H. Ngo(6)	11,174	*
All executive officers and directors as a group (14 persons)(6)(7)	1,309,132	3.59%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 35,896,031 shares outstanding on February 15, 2015, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Omnicell, Inc., 590 E. Middlefield Road, Mountain View, California 94043.

(2)
BlackRock, Inc. ("BlackRock") is the beneficial owner of 3,544,760 shares of common stock. BlackRock has sole voting power with respect to 3,441,905 shares of common stock, and sole dispositive power with respect to 3,544,760 shares of common stock. The data regarding the stock ownership of BlackRock is as of December 31, 2014 from the Schedule 13G/A filed by BlackRock on January 15, 2015.

(3)
Oak Ridge Investments, LLC ("Oak Ridge") is the beneficial owner of 2,312,571 shares of common stock. Oak Ridge has sole voting power with respect to 2,208,926 shares of common stock and sole dispositive power with respect to 2,312,471 shares of common stock. The data regarding the stock ownership of Oak Ridge is as of December 31, 2013 from the Schedule 13G filed by Oak Ridge on January 12, 2015.

(4)
Includes 70,137 shares held directly by Mr. Lipps; 365,613 shares held in trust by The Lipps Revocable Trust, for which Mr. Lipps and his wife are trustees with shared voting and investment power; and 12,150 shares held in various trusts for the benefit of Mr. Lipps' children, for which Mr. Lipps is trustee.

(5)
Includes 9,504 shares held in trust by the 2004 Drew Family Trust, for which Mr. Drew and his wife are trustees with shared voting and investment power.

(6)
Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after February 15, 2015 pursuant to outstanding options as follows: Mr. Judson, 35,841 shares; Mr. Lipps, 125,906 shares; Mr. Moore, 17,300; Mr. Parrish, 16,851 shares; Mr. Petersmeyer, 25,000 shares; Ms. White, 5,443 shares; Ms. Bauer, 6,443 shares; Mr. Seim, 25,363 shares; Mr. Drew, 235,015 shares; Mr. Johnston, 46,581 shares; Mr. Ngo, 6,487 shares; and all current executive officers and directors as a group, 546,230 shares.

(7)
Consists of shares held by the executive officers and directors listed on the table, including the shares included in footnote 6 above, 21,130 shares held by Jorge Taborga, the Company's Executive Vice President, Engineering, and 55,840 shares that Mr. Taborga has the right to acquire within 60 days after February 15, 2015 pursuant to outstanding options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        The Company submits all applicable Section 16(a) filing requirements on behalf of its officers and directors. To the Company's knowledge, based on the reports filed by the Company, copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except for: (i) one Form 4 filing for each of our executive officers relating to annual grants of restricted stock units and stock options in February 2014, (ii) one Form 4 filing for each of Ms. White, Ms. Ortigas-Wedekind and Messrs. Judson and Ngo covering sales of common stock, (iii) one Form 4 filing for Mr. Drew covering the gift transfer of shares of common stock, and (iv) one Form 4 filing for each of our directors in connection with the annual grants of restricted stock awards and, in the case of Mr. Smith, a stock option, each of which was filed late.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis provides information regarding compensation paid to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the "Named Executive Officers") as of December 31, 2014. These individuals are:

  •
  Randall A. Lipps, Chairman, President and Chief Executive Officer;

  •
  Robin G. Seim, Chief Financial Officer and Executive Vice President, Finance, International and Manufacturing;

  •
  J. Christopher Drew, Executive Vice President, Sales and Marketing;

  •
  Nhat H. Ngo, Executive Vice President, Strategy and Business Development; and

  •
  Dan S. Johnston, Executive Vice President, Chief Legal & Administrative Officer.

        The compensation programs described herein are available to all of Omnicell's executive officers.

Overview

        Our executive compensation program is designed to provide our executive officers incentives and rewards, while effectively balancing the short-term and long-term interests of our stockholders with our ability to attract and retain talented executives. The Compensation Committee of our Board (the "Committee") has the primary responsibility for establishing our executive compensation philosophy and determining the specific components and levels of each executive's compensation. Our executive compensation program is based on four guiding principles, as set forth by the Committee. We have created a compensation program that combines short-term and long-term components, cash and equity and fixed and performance-based contingent payments, in the proportions we believe achieve these four guiding principles:

  •
  Enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders;

  •
  Enable us to attract, motivate and retain the people needed to define and create industry-leading products and services;

  •
  Integrate compensation closely with the achievement of our business and performance objectives; and

  •
  Reward individual performance that contributes to our short-term and long-term success.

        An important element of our compensation philosophy is to provide executives with compensation packages that are competitive with compensation packages for executives in technology companies of similar size and industries in order to attract dynamic and innovative executives to lead our strategic initiatives. As such, the Committee utilizes and relies significantly on a benchmarking analysis when determining the size, components and mix of the executive officers' compensation elements.

        Our executive officers' target annual compensation consists of three principal components: (a) base salary, (b) a performance-based cash bonus and (c) long-term equity incentive compensation. In addition, each of our executive officers is eligible for an additional component of compensation in the form of cash bonuses that are paid only in the event of significant overachievement of annualized measurements over one and two year time horizons. Long-term equity incentive compensation includes both time-based and performance-based components. The base salary component is primarily designed to provide a predictable level of financial stability. The performance-based cash bonus is designed to reward the achievement of short-term goals. The additional cash bonuses are designed to provide incentive to overachieve short-term and long-term goals. The base salary, performance-based cash bonus, and additional cash bonuses are referred to as the cash component of the compensation plan.

The equity compensation component is primarily designed to incentivize and retain our executives and to reward the achievement of our long-term financial success. The Committee utilizes a benchmarking analysis when determining total cash compensation, allocating cash compensation between base salary and performance-based bonus and in awarding long-term equity compensation.

        In May 2014, we held a stockholder advisory vote on the compensation of our Named Executive Officers. Our stockholders approved, on an advisory basis, the compensation of our Named Executive Officers, with approximately 97% of stockholder votes cast in favor of our "Say on Pay" resolution. In evaluating our compensation practices during fiscal 2014 and in early 2015, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our operating and organizational objectives and the enhancement of stockholder value. As a result, the Committee retains our general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation. The Committee will continue to consider stockholder concerns and feedback in the future.

Role of the Compensation Committee

        Our Board has delegated to the Committee the responsibility for developing our compensation philosophy, establishing our executive compensation program and overseeing equity awards under our equity incentive plans. On an annual basis, the Committee approves the individual compensation packages for each of our executive officers. Although the Committee maintains ultimate authority over our executive officers' compensation, the Committee considers the input and evaluations of our President and Chief Executive Officer, Randall A. Lipps, as it relates to executive officers other than Mr. Lipps. In conjunction with the Committee's annual review, Mr. Lipps develops cash and equity compensation proposals for each executive to present to the Committee for discussion and approval. Mr. Lipps does not participate in the final determination of his own compensation.

Benchmarking / Compensation Consultant

        The Committee engaged the services of Radford in late 2013 and again in late 2014 to serve as an independent advisor to the Committee to assist in reviewing the compensation of the Company's executive officers, including identifying companies for competitive analysis and benchmarking. As part of its engagements, Radford worked closely with the Committee to identify comparable peer companies, provided the Committee with reports summarizing a comparison of our total compensation with such peer companies and provided an assessment of the specific elements of our compensation components in relation to the peer companies. The Committee believes benchmarking of executive compensation is crucial to maintaining compensation levels competitive with other leading technology companies with which we compete for personnel. Additionally, benchmarking provides guideposts, which the Committee uses to determine the size, mix and components of executive compensation.

        Most of our direct industry competitors are significantly larger than we are with respect to market capitalization, revenue and number of employees, and as a result, historically it has been and continues to be challenging to find appropriately-sized industry competitors for comparison. Therefore, the Committee and its compensation consultants have developed a group of comparable publicly-traded companies based on such factors as revenue, market capitalization and, to the extent possible, industry similarity, that we believe provides a meaningful cross-section from which to benchmark executive compensation. The Committee and its compensation consultants also, to the extent possible, have included companies in the peer group with which Omnicell believes that it may compete for personnel. This peer group focuses on three industry subcategories that are representative of portions of our business: the healthcare information management software industry, the medical equipment and supplies industry, and the supply chain management and logistics software and manufacturing industry. The Committee and its compensation consultants strive to maintain a consistent peer group year over year for comparability of competitive analysis; however, on a yearly basis the peer group is reviewed and refined to take into consideration comparability of financial performance relative to Omnicell, as well as the acquisition of or any fundamental changes in the peer companies' operating businesses. For all compensation decisions in 2014, including the long-term equity compensation awards made in February 2014, the Committee utilized a report prepared by Radford in late 2013 (the "Radford Report"). To the extent that there are statements relating to percentiles included in this Compensation Discussion and Analysis, they are intended to reference performance against peer companies as identified in the Radford Report.

        The companies identified for benchmark comparison in each of the 2013 and 2014 reports were:

2013 Peer Group		2014 Peer Group
• Abaxis, Inc.	• Manhattan Associates, Inc.	• Abaxis, Inc.	• Masimo Corp.
• Accuray, Inc.	• MedAssets, Inc.	• Accuray, Inc.	• MedAssets, Inc.
• AngioDynamics, Inc.	• Masimo Corp.	• AngioDynamics, Inc.	• Medidata Solutions Inc.
• Arthrocare	• Medidata Solutions Inc.	• Athenahealth, Inc.	• Merge Healthcare, Inc.
• Athenahealth, Inc.	• Merge Healthcare, Inc.	• Blackbaud Inc.	• Merit Medical Systems Inc.
• Blackbaud Inc.	• Merit Medical Systems Inc.	• Computer Programs & Systems, Inc.	• Natus Medical Incorporated
• Computer Programs & Systems, Inc.	• Natus Medical Incorporated	• Genomic Health, Inc.	• NxStage Medical, Inc.
• Genomic Health, Inc.	• NxStage Medical, Inc.	• ICU Medical, Inc.	• Quality Systems Inc.
• Greenway Medical Tech Inc.	• Quality Systems Inc.	• Manhattan Associates, Inc.	• Thoratec Corp.
• Thoratec Corp.

Elements of Compensation and 2014 Determinations

        Our executive compensation program consists of three principal components: a base salary and a performance-based cash bonus plan (together, the "total cash compensation"), and long-term equity incentive compensation. The long-term equity incentive compensation is further divided into two components of equal value: stock options and restricted stock units that vest over time if the executive remains employed with the Company; and restricted stock units that only initially vest upon the achievement of certain Company performance metrics, and thereafter vest over time if the executive remains employed with the Company. We also provide our executive officers with certain other benefits including severance and change-of-control benefits and the ability to participate in our 401(k) plan and other employee benefit plans with all other eligible employees. The philosophy underlying each of the components of compensation and the specific factors weighing on the compensation determinations for 2014 are discussed in each section below.

  Cash Compensation.

        Overview.    The cash component of our executive compensation program serves a two-fold purpose. Base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities, while the performance-based cash bonus plan is intended to incentivize and reward the achievement of predetermined corporate and individual short-term objectives. In addition, short-term and long-term performance cash incentives are utilized to further motivate and reward our executive officers for achieving short and long-term corporate growth and financial performance goals that exceed industry benchmarks and maximize stockholder value in accordance with the Company's long term strategic plans. Long-term incentives also serve to encourage the long-term employment of our executive officers. The Committee's objective has been and continues to be for each executive officer to be able to achieve approximately the 75th percentile for comparable positions identified in the Radford Report in total cash compensation, assuming achievement of each of his or her performance objectives, resulting in payment in full of the executive's total performance-based cash bonus, and for base salary compensation at the 50th percentile for comparable positions identified in the Radford Report as guidance in its decision-making. In determining the level of base salary and the potential maximum performance-based bonus for each executive officer, the Committee analyzes the comparable total cash compensation metric of the Radford Report for each executive and sets the executive's total targeted cash compensation with the goal of achieving the objective percentile for each executive or moving each executive toward the objective percentile in a responsible and measured manner if the executive's current compensation is significantly different than the objective. The Committee also considers management's financial forecasts for the upcoming fiscal year and works to establish an aggregate compensation scheme that fits within the Company's budgetary model.

        To determine the level of each component of an executive's total cash compensation targets, the Committee first uses the prior year's base salary as the starting point, and then looks to the applicable base salary metric in the Radford Report to ascertain the percentile that the prior year's salary represents. The Committee then sets an approximate base salary for each executive based on the targeted percentile for that executive.

        Once an appropriate base salary determination is made, the Committee allocates the difference between the executive's new base salary and targeted total cash compensation as the size of the executive's maximum potential performance-based bonus. The Committee then translates the maximum potential performance-based bonus into a percentage of the executive officer's base salary and makes adjustments to the base salary and bonus percentage from there.

        Adjustments in cash compensation derived from base salary versus performance-based cash bonus are based on such factors as an executive's historical base salary, an executive's duties and responsibilities and his or her position in the Company, as well as competitive pay practices for comparable positions identified in the Radford Report.

        2014 Base Salary and Total Cash Compensation Determination.    In determining total cash compensation for 2014, the Committee used its objective of base salary compensation at the 50th percentile as guidance, and targeting total cash compensation to the 75th percentile, in each case as compared to the peer group.

        The following table sets forth base salaries and the targeted total cash compensation in 2014 for each Named Executive Officer and corresponding percentile that the total cash compensation represents in comparison to peer companies identified in the Radford Report, and the percentage increase the 2014 targeted total cash compensation represents from the 2013 targeted total cash compensation:

Named Executive Officer	2014 Base Salary ($)	2014 Base Salary Percentile to Peer Group	2014 Targeted Total Cash Compensation(1) ($)	2014 Targeted Total Cash Percentile to Peer Group	2013 Target Total Cash Compensation ($)(2)	2013 Targeted Total Cash Percentile to Peer Group	Percentage Increase from 2013 Targeted Total Cash(3)
Randall A. Lipps	600,000	50th	1,350,000	75th	1,147,500	75th	18%
Robin G. Seim	320,000	50th	608,000	>75th	547,200	70th	11%
J. Christopher Drew	330,000	75th	627,000	>75th	600,400	65th	4%
Nhat H. Ngo	280,000	75th	532,000	>75th	509,200	>75th	5%
Dan S. Johnston	275,000	50th	522,500	>75th	504,200	>75th	4%

(1)
2014 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective July 1, 2014, assuming achievement of 100% of an executive officer's Individual Targets (as defined below) and the achievement of the Corporate Threshold Targets (as defined below).

(2)
2013 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective July 1, 2013, assuming achievement of 100% of an executive officer's Individual Targets (as defined below) and the achievement of the Corporate Threshold Targets (as defined below).

(3)
The Committee determined targeted total cash increases for 2014 based on the benchmarking study performed by Radford in the fall of 2013.

        Performance-Based Bonus.    The second component of cash compensation for our executive officers is a quarterly performance-based bonus, which is intended to be a substantial component of our executives' cash compensation. The size of the potential maximum bonus is derived from the difference between the executive's targeted total cash compensation and his or her base salary. As it did in 2013, for 2014 the Committee established Incentive Targets (as defined below) based on the executive's targeted total cash compensation less base salary, and then translated this number into a percentage of salary. The percentages for 2014 remained the same as those determined by the Committee for 2013.

        The Committee continued to use the bonus plan established in March 2010 (the "2010 Bonus Plan") to determine the performance-based bonuses for 2014. Under the 2010 Bonus Plan, the Company maintained its quarterly threshold target provision, under which the Company had to meet a certain threshold strategic financial performance criterion set by the Committee for an executive to earn any cash bonus (the "Corporate Threshold Target") for a particular quarter. Upon successful achievement of the Corporate Threshold Targets in a given quarter, the executive was then eligible to receive his or her individual bonus amounts, derived as a percentage of his or her quarterly salary, based on such executive's achievement of his or her individual objectives ("Individual Targets"). For the fourth quarter of 2014, the Committee did not establish Individual Targets for the Named Executive Officers and instead the executives were subject to the Annual Profit Threshold Target or Annual Acquisition Revenue Threshold Target, as applicable, and Bookings Threshold, each as described below. If the Corporate Threshold Targets and all of a participant's Individual Targets were achieved, the executive received 100% of his or her eligible cash bonus amount (the "Incentive Target"). In addition, the 2010 Bonus Plan allows the Committee to set additional threshold or overachievement bonus payment criteria to reward executives for particularly high company performance or for the achievement of specified financial target(s) that are of strategic importance to the Company (the "Strategic Goals").

        2014 Performance Metrics.    For the first, second and third quarter of 2014, the Committee set one Corporate Threshold Target that consisted of one performance criterion based on the Company achieving a quarterly profit amount. This was set at the minimum profit required to meet the cash equivalent of that quarter's desired earnings per share target (the "Profit Target"). For the fourth quarter of 2014, the Committee set one Corporate Threshold Target consisting of a year-end profit amount determined by the Committee (the "Annual Profit Threshold Target") for all of our executive officers except our Executive Vice President, Strategy and Business Development, Mr. Ngo. Mr. Ngo was subject to one Corporate Threshold Target consisting of a year-end annualized revenue run rate contribution from new company acquisitions (the "Annual Acquisition Revenue Threshold Target"). The Annual Acquisition Revenue Threshold Target was calculated by summing the quotients derived by dividing the actual revenue generated from each acquisition completed during 2014 by the number of days that we owned the acquired entity and multiplying that sum by 365.

        The Committee also established one fourth quarter 2014 discretionary Strategic Goal that would have the effect of eliminating the executive officers' actual performance-based bonuses in the fourth quarter of 2014 if the Company did not achieve an annual bookings amount determined by the Committee (the "Bookings Threshold").

        The Committee also determined that if the Company's publicly reported annual bookings number exceeded certain overachievement metrics set by the Committee (the "Bookings Overachievement Targets"), an additional overachievement payment potential would be triggered. The overachievement potential payment would be based on the percentage of overachievement and would apply that percentage to the amount of such individual targeted bonus for the full year of 2014, as more specifically set forth in the table below. Specifically, in the fourth quarter 2014, the Committee determined the Bookings Threshold would be met if the Company publicly reported that the bookings amount was at least $340,000,000 and the Bookings Overachievement Target would be met if such publicly reported bookings amount was $351,000,000 or greater.

Bookings Threshold Target	Annual Bookings Amount	Bookings Overachievement Percentage(1)
1st Bookings Overachievement Target	$351,000,000	Additional 10% of Incentive Target
2nd Bookings Overachievement Target	$361,000,000	Additional 20% of Incentive Target
3rd Bookings Overachievement Target	$366,000,000	Additional 30% of Incentive Target
4th Bookings Overachievement Target	$371,000,000	Additional 45% of Incentive Target
5th Bookings Overachievement Target	$374,000,000	Additional 55% of Incentive Target

(1)
The bookings overachievement percentage is prorated where the annual reported bookings exceeds $351,000,000, but falls between one of the bookings threshold targets. No overachievement payments shall be made in excess of 55% of any executive officer's incentive target. The annual target variable pay used to calculate the bookings overachievement bonus was the annual target variable pay in effect on December 31, 2014.

        Long-term Cash Incentive.    The third and final component of cash compensation for our executive officers is a long-term performance-based cash award, which is intended to motivate and award our executive officers for achieving long-term corporate growth and financial performance goals that exceed industry benchmarks and maximize stockholder value in accordance with our long term strategic plan. These awards are paid only in the event of significant overachievement of annualized measurements over one and two year time horizons.

        On February 4, 2014, the Committee approved long-term performance cash awards pursuant to the Company's 2009 Equity Incentive Plan that will vest and pay a cash bonus to each of the Company's executive officers upon the Company's achievement of certain revenue goals for the fiscal year ending December 31, 2015.

        For Messrs. Lipps, Seim, Drew and Johnston, the long-term cash incentive is weighted 2/3rds on the achievement of specified levels of revenue generated from all product lines excluding those brought into the Company through acquisition during 2014 and 2015 ("Organic Revenue Growth") and 1/3rd on the achievement of a specified level of revenue run rate generated from acquisitions of other companies or technologies through December 31, 2015 ("Inorganic Revenue Run Rate"). For Mr. Ngo, the long-term cash incentive is weighted 2/3rds on the achievement of the Inorganic Revenue Run Rate, and 1/3rd on the achievement of the Organic Revenue Growth.

        The Inorganic Revenue Run Rate is calculated by summing the quotients derived by dividing the actual 2015 revenue generated from each acquisition completed during the 2014 and 2015 years by the number of days that the Company owned the acquired entity in 2015 and multiplying that sum by 365. The actual amount of cash incentive that may be paid may be from 0% to 100% of the maximum payout numbers reflected below, depending upon the Company's performance. Performance below thresholds would result in no payouts and performance above the maximum would result in no additional payout. To be eligible for a payment under the long-term cash incentive, our executive officers must also be employed continuously through December 31, 2015.

 2014 Long-Term Performance Cash Awards(1)(2)

Name	(a) Low-end (25%) Organic Revenue Growth Award at $453M(3)	(b) Mid-Range (50%) Organic Revenue Growth Award at $465M(3)	(c) High-end (100%) Organic Revenue Growth Award at $478M(3)	(d) Low-end (25%) Inorganic Revenue Run Rate Award at $50M(4)	(e) Mid-Range (50%) Inorganic Revenue Run Rate Award at $60M(4)	(f) High-end (100%) Inorganic Revenue Run Rate Award at $70M(4)	(g) Total Maximum Possible Cash Award Amounts Payable if the Maximum Thresholds of Columns (c) and (f) are both Achieved
Randall A. Lipps	$166,667	$333,333	$666,667	$83,333	$166,667	$333,333	$1,000,000
J. Chris Drew	$83,333	$166,667	$333,333	$41,667	$83,333	$166,667	$500,000
Robin G. Seim	$66,667	$133,333	$266,667	$33,333	$66,667	$133,333	$400,000
Nhat H. Ngo	$33,333	$66,667	$133,333	$66,667	$133,333	$266,667	$400,000
Dan S. Johnston	$50,000	$100,000	$200,000	$25,000	$50,000	$100,000	$300,000

(1)
The award amounts described below shall vest and become payable to the associated Named Executive Officer only if such individual remains employed by the Company on December 31, 2015, at the next practicable payroll period following the Committee's determination that the associated threshold vesting criteria listed have been met.

(2)
The award amounts described below shall vest and become payable to the associated Named Executive Officer only if the Company's non-GAAP pro-forma operating margin reported in its financial statements at year end 2015 remains at least 12% or greater.

(3)
The award amounts listed in columns (a), (b) and (c) are mutually exclusive and only one shall vest and become payable to the associated Named Executive Officer based on the highest Organic Revenue Growth threshold met as described in the column header. The highest award amount achieved in one of these columns is additive to the highest award achieved listed in columns (d), (e) or (f).

(4)
The award amounts listed in columns (d), (e) and (f) are mutually exclusive and only one shall vest and become payable to the associated Named Executive Officer based on the highest Inorganic Revenue Run Rate threshold met as described in the column header. The highest award amount achieved in one of these columns is additive to the highest award achieved listed in columns (a), (b) or (c).

  2014 Targets and Bonus Determinations.

        Corporate Threshold Targets.    The Committee established the Corporate Threshold Targets on a quarterly basis, and such targets were intended to incent the executive officers to achieve results that were consistent with the Company's board-approved financial plan and/or Wall Street analyst consensus. The actual amount of each target was set by the Committee based on a combination of the input of management, historical quarterly results, the Company's desired growth, financial forecasts and analyst expectations. The following table sets forth the quarterly Corporate Threshold Targets for 2014:

Corporate Threshold Targets	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Quarterly Profit Target(1)	$0.2369	$0.2815	$0.8493	—
Annual Profit Threshold Target(1)	—	—	—	$1.2301
Annual Acquisition Revenue Threshold Target	—	—	—	$10,000,000
Bookings Threshold	—	—	—	$340,000,000

(1)
The Profit Target and Annual Profit Threshold Target represented values based on non-GAAP net income excluding share-based compensation expenses pursuant to Accounting Standards Codification ("ASC") Topic 718 "Stock Compensation" ("ASC Topic 718"), Amortization of intangible assets as determined pursuant to ASC 805 "Business Combinations" and other items that the Committee determined were unusual, non-recurring or not reflective of normal operations. The Profit Target for the third quarter of 2014 represented the year-to-date target through the end of the third quarter of 2014.

        The Committee determined that the actual profit achieved by the Company for each of the first, second and third quarter of 2014 met or exceeded the Profit Target set by the Committee in the respective quarters. For the fourth quarter of 2014, the Committee determined that the actual profit achieved by the Company for 2014 met or exceeded the Annual Profit Threshold Target, but that the year-end annualized revenue run rate contribution from new company acquisitions was less than the Annual Acquisition Revenue Run Rate. The Committee further determined that the Company exceeded the 1st Bookings Overachievement Target in the fourth quarter of 2014, and therefore the executives would receive an additional bonus.

        The Committee determined achievement of the Profit Target and Annual Profit Threshold Target against non-GAAP net income, which excludes share-based compensation expenses pursuant to ASC Topic 718, amortization of intangible assets determined pursuant to ASC 805 and other items that the Committee determined were unusual, non-recurring and not reflective of normal operations. The Company's quarterly unaudited financial statements for each quarter of 2014 were the basis for measuring the level of earnings per share to determine the achievement of the Profit Target. The Company's year-end financial statements for 2014 were the basis for measuring the level of earnings per share to determine the achievement of the Annual Profit Threshold Target and the year-end annualized revenue run rate contribution from new company acquisitions to determine achievement of the Annual Acquisition Revenue Run Rate.

        The Committee continues to feel that the "threshold performance gate" structure better emphasizes its desire to motivate individual performance, while retaining the Company's financial performance as paramount and the primary focus of each executive's efforts.

        Individual Targets.    For the Named Executive Officers in 2014, the establishment of the Individual Targets and the determinations of achievement were made by the Committee. The Individual Targets are designed to encourage progress in, and create a strong incentive for, the executive to excel in areas that are primarily within their control, while emphasizing the importance of our success by requiring achievement of the Corporate Threshold Targets before bonus eligibility. For the fourth quarter of 2014, the Committee did not establish Individual Targets for the Named Executive Officers and instead the executives were subject to the Annual Profit Threshold Target or Annual Acquisition Revenue Threshold Target, as applicable, and the Bookings Threshold.

        In 2014, the quarterly Individual Targets for our Named Executive Officers, other than Mr. Lipps, included objectives in the following areas:

  •
  Sales Objectives—bookings and other internal financial measurements;

  •
  Operating Objectives—implementation of enterprise resource planning system to acquired companies, corporate governance enhancements, completion of objectives by those directly reporting to the officer, improvement of internal departmental processes, talent development; and

  •
  Strategic Objectives—development of short and long-term business objectives, domestic sales and marketing initiatives, evaluation of possible acquisition targets, integration planning, strategic relationships, international expansion and product lines.

        Each Named Executive Officer, other than Mr. Lipps, generally has on a quarterly basis approximately five Individual Targets, relating to a variety of objectives, which are approved by the Committee. Each Individual Target is given a percentage weighting such that achievement of all Individual Targets corresponds to 100% achievement of the Incentive Target. As originally set, for executives other than Mr. Lipps, each Individual Target generally is weighted between 10% and 35% of that quarter's total Incentive Target.

        With respect to Mr. Lipps, 75% of his potential bonus in each quarter of 2014 was conditioned on his direct reports' achievement of each of their Individual Targets. The Committee structured Mr. Lipps' performance bonus in this manner so as to place a significant emphasis on effectively managing and leading the executive team, while maintaining the importance of the Company's financial success as the threshold performance gate. The remaining portion of Mr. Lipps' Individual Targets included operating and/or strategic objectives in the same areas as those set for other Named Executive Officers.

        The following table sets forth the percentages of the Individual Targets achieved in each quarter of 2014, as well as the actual cash bonus earned by each Named Executive Officer based on achievement of the Individual Targets in each quarter of 2014:

	Percentage of Individual Targets Achieved				Cash Bonus for Achievement of Individual Targets(1)
Named Executive Officer	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)	First Quarter ($)	Second Quarter ($)	Third Quarter ($)	Fourth Quarter(2) ($)
Randall A. Lipps	94%	90%	97%	—	161,337	132,404	191,668	173,077
Robin G. Seim	100%	100%	75%	—	69,785	59,815	57,323	66,462
J. Christopher Drew	70%	60%	100%	—	53,598	39,378	79,477	68,538
Nhat H. Ngo	100%	100%	100%	—	64,939	55,662	67,431	—
Dan S. Johnston	100%	80%	100%	—	64,454	44,197	66,323	57,115

(1)
The table reflects cash bonuses earned, but not paid, in each quarter of 2014. Cash bonuses under the 2010 Bonus Plan are typically paid in the quarter following the quarter in which the bonus is earned.

(2)
For the fourth quarter of 2014, the Committee did not establish Individual Targets for the Named Executive Officers and instead the executives were subject to the Annual Profit Threshold Target or Annual Acquisition Revenue Threshold Target, as applicable, and the Bookings Threshold. During the fourth quarter, the Annual Profit Threshold Target and Bookings Threshold were met, but the Annual Acquisition Revenue Threshold Target was not met and therefore Mr. Ngo did not receive a bonus payment.

        Bookings Overachievement.    The Committee determined that the 1st Bookings Overachievement Target had been achieved based on the Company's approximately $359,365,000 in annual bookings for 2014 and therefore the Named Executive Officers were entitled to receive overachievement bonuses equal to approximately 18.4% of their respective Incentive Target. The following table sets forth the actual fourth quarter 2014 bonus amounts for each Named Executive Officer associated with Bookings Overachievement Target:

Named Executive Officer	Actual Bookings Overachievement Bonus (Fourth Quarter) ($)
Randall A. Lipps	138,000
Robin G. Seim	52,992
J. Christopher Drew	54,648
Nhat H. Ngo	46,368
Dan S. Johnston	45,540

        The following table sets forth, for each Named Executive Officer, the Incentive Target, earned incentive bonuses, the percentage of total Incentive Target earned and the total cash bonus earned (including Bookings Overachievement) for 2014:

Named Executive Officer	2014 Incentive Target(1) ($)	Total Cash Bonus Earned for Achievement of Individual Targets(2) ($)	% of Total 2014 Incentive Target Earned(3)	Total Cash Bonus Earned(4) ($)
Randall A. Lipps	693,750	658,485	95%	796,485
Robin G. Seim	273,600	253,385	93%	306,377
J. Christopher Drew	290,700	240,992	83%	295,640
Nhat H. Ngo	246,600	188,031	76%	234,399
Dan S. Johnston	243,450	232,089	95%	277,629

(1)
The portions of the 2014 Incentive Targets for the first and second quarters of 2014 are based on the Named Executive Officers' salaries for 2013.

(2)
The cash bonus earned for achievement of Individual Targets does not take into account any amounts earned due to the Bookings Overachievement.

(3)
The percentage of Total 2014 Incentive Target Earned does not take into account any amounts earned due to the Bookings Overachievement.

(4)
The total cash bonus earned includes the cash bonus earned from achievement of Individual Targets and the Bookings Overachievement.

  Equity Compensation.

        Overview.    Long-term equity-based compensation is intended to incentivize and retain our executive officers through the tying of our long-term financial performance to the executive officer's financial success using a mix of both time-based vesting and performance-based vesting. We believe that the combination of both time-based vesting and performance-based vesting, and shared financial success are long-term incentives that motivate our executive officers to grow revenues and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. Equity-based compensation is awarded in two components of equal value: stock options and restricted stock units that vest over time if the executive remains employed with the Company; and restricted stock units that only initially vest upon the achievement of certain Company performance metrics, and thereafter vest over time if the executive remains employed with the Company.

        Upon commencement of employment, executives have historically been awarded initial equity grants carrying a service-based vesting condition, with 25% of the shares generally vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. On an annual basis, the Committee makes an assessment as to the size and type of additional equity awards, if any, to be given to each executive officer. Stock options are intended to provide the most substantial incentive to our executive officers to improve Company performance and to positively affect stock value, while restricted stock units provide a reduction to earnings dilution and an element of long-term incentive that has greater retention value in a flat or down market. Annual awards generally vest over four years as follows: (i) 25% of the shares vesting on the anniversary of the vesting commencement date and the remainder on a monthly basis over the following 36 months thereafter in the case of stock options, (ii) semi-annually over 48 months in the case of service-based restricted stock units and (iii) 25% immediately on the date that the Committee formally certifies the Company's performance, with the remaining eligible award vesting in equal increments semi-annually over the subsequent three-year period in the case of performance-based restricted stock units. The size of the initial grant and the annual grants are determined by the Committee based upon factors including:

  •
  competitive equity compensation practices for comparable positions identified in the Radford Report;

  •
  the executive's level of responsibility and duties;

  •
  comparison to grant levels of other executive officers;

  •
  individual executive officer performance;

  •
  corporate performance;

  •
  the executive's prior experience, experience within his or her specific job and breadth of knowledge; and

  •
  corporate objectives for share-based compensation charges and earnings dilution.

        On an annual basis, management and the Committee establish a maximum aggregate share-based compensation expense for the executive awards, taking into consideration anticipated share-based compensation expenses for equity grants to other employees. In determining equity compensation for the executive officers, the Committee reviews the equity compensation grants over a three-year period against a three-year rolling benchmark identified in the Radford Report with an objective of making awards at the 50th percentile (on a value basis) of the three-year period. The Committee balances this percentile objective with its commitment to stay within management's share-based expense objective in finalizing the aggregate and individual awards. Beyond reviewing the three-year award totals, the Committee does not take into consideration an executive's aggregate equity holdings or equity carrying value in determining yearly long-term equity incentive awards.

        In addition to the factors discussed above, with respect to the size of the awards on a year over year basis, the Committee also takes into consideration the following factors when determining the size and mix of the equity grants:

  •
  the combined size of the awards over a three-year period;

  •
  the effect of the awards on dilution;

  •
  our total equity compensation costs relative to total expenses; and

  •
  competitive equity compensation practices for comparable positions identified in the Radford Report.

        2014 Equity Awards.    In February 2014, the Committee approved executive equity grants with approximately 50% of the grants subject to performance-based vesting and 50% subject to time-based vesting. As in past years when setting the level of grants, the Committee took into consideration, to the extent applicable, corporate performance and individual contributions in 2013. Consistent with its determination in prior years for time-based vesting, the Committee set a ratio of approximately 50% restricted stock units and approximately 50% stock options. The ratio of time-based and performance-based vesting and the ratio of restricted stock units to stock options (for time-based vesting awards) was set based on the potential equity compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award.

        The Committee determines the actual number of stock options and restricted stock units granted to our executive officers based on the ratios above and the value of the award components as prescribed by ASC Topic 718. Historically, the value of our restricted stock units have been approximately twice the value of our option shares. Therefore, the number of restricted stock units granted for each option share equivalent is approximately half of the number of option shares that would be granted. Based on the framework described above, where the Committee recommends granting 200 option share equivalents to an executive, the executive would be granted approximately 50 option shares and 25 restricted stock units subject to time-based vesting and approximately 50 restricted stock units subject to performance-based and time-based vesting. This is reflected in the table below setting forth our 2014 equity award grants.

        The Committee reviewed, assessed and took into consideration competitive equity compensation practices for comparable positions identified in the Radford Report. This input, and the Committee's desire to maintain equity compensation expense within the management's established objective, resulted in the Committee setting a benchmark percentile for our total equity awards from the 50th to above the 75th percentile as compared to the peer group in the Radford Report.

        Performance-based restricted stock unit awards.    Vesting for the performance-based restricted stock unit awards is based on the percentile placement of our total stockholder return among the companies listed in the NASDAQ Healthcare Index (the "Index") and time-based vesting. We calculate total stockholder return based on the one year annualized rates of return reflecting price change plus reinvestment of dividends. The stock price change is calculated based on the average closing prices of the applicable company's common stock for the last 20 trading days leading to February 28, 2014 as compared to the average closing prices for the last 20 trading days leading to February 28, 2015. The following table shows the percent of performance-based restricted stock units awards eligible for further time-based vesting based on our percentile placement:

Percentile Placement of Our Total Stockholder Return	Percentage of Performance-Based RSUs Awarded
Below the 35th percentile	0%
At least the 35th percentile, but below the 50th percentile	50%
At or above the 50th percentile	100%

        On March 3, 2015, the Committee confirmed the percentile rank of the Company's total stockholder return based on the calculations described above and determined the number of performance-based restricted stock unit awards eligible for further time-based vesting. The Committee calculated that the Company's total stockholder return based on the calculations above was at the 74.3 percentile of the Index. Therefore, 100% of the shares subject to the performance-based restricted stock units granted in February 2014 are eligible for vesting. The eligible performance-based restricted stock unit awards will vest as follows: 25% of the shares vested immediately on March 3, 2015, with the remaining shares vesting on a semi-annual basis over a period of 36 months commencing on June 15, 2015. Vesting is contingent upon continued service.

        The following table sets forth the equity awards granted by the Committee under the 2009 Equity Incentive Plan to our Named Executive Officers in February 2014:

Named Executive Officer	Number of Shares Underlying Option Award(1)	Number of Time-Based Restricted Stock Units(2)	Number of Performance-Based Restricted Stock Units(3)
Randall A. Lipps	42,500	21,250	42,500
Robin G. Seim	25,000	12,500	25,000
J. Christopher Drew	25,000	12,500	25,000
Nhat H. Ngo	12,500	6,250	12,500
Dan S. Johnston	10,000	5,000	10,000

(1)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The exercise price of each of the stock option grants is $25.08, which was the closing price of our common stock on the date of grant, February 4, 2014, as reported on The NASDAQ Global Market. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, February 4, 2014, with the remainder vesting in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(2)
Time-based vesting restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years commencing on June 15, 2014. Vesting is contingent upon continued service.

(3)
Performance-based restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance-based restricted stock unit awards" above. Because the Company's total stockholder return was at the 74.3 percentile of the Index, 100% of the initial number of shares subject to the awards granted are eligible for vesting and reflected in this table.

Other Benefits.

        Severance and Change of Control Benefits.    Our executive officers are entitled to certain severance and change of control benefits pursuant to our 2006 Executive Change of Control Benefit Plan and 2007 Severance Benefit Plan. The terms of the 2006 Executive Change of Control Benefit Plan and the 2007 Severance Benefit Plan are described in more detail below in the sections entitled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control."

        Other Benefits.    We believe that establishing a competitive benefit package consistent with companies with which we compete for employees is an important factor in attracting and retaining talented employees. Thus, we provide our executive officers with employee benefits on the same basis as offered to our full time non-executive employees, including health and dental insurance, supplemental life insurance, short- and long-term disability and a 401(k) plan.

        Perquisites.    The Committee believes that perquisites and other personal benefits should be modest and reasonable and consistent with our desire to enhance the executive's work effectiveness and to otherwise facilitate a balance of his or her personal and work requirement trade-offs. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers. We provide each executive officer with an annual perquisite allowance of $6,000, or in the case of Mr. Lipps, an allowance of $40,000. The allowance may be used by the executive officer in his or her discretion for financial planning fees, health club memberships, or any other appropriate perquisite, and will not be grossed up for tax purposes. We believe that a perquisite allowance allows us to maintain the competitiveness of our compensation package and, by not adding the allowance to salary, we do not increase our bonus payouts, cost of severance or other elements of pay.

        Tax and Accounting Implications.    Our equity-based compensation policies have been impacted by ASC Topic 718. We have selected a "modified prospective" transition method using the Black-Scholes-Merton option-price method for determining and recording the fair value of share-based award compensation costs. We estimate the fair value of our employee stock awards at the date of grant using certain subjective assumptions, such as expected volatility, based on the historical market price of our stock, and the expected term of the awards, based on our historical experience of employee stock option exercises including forfeitures. Our valuation assumptions used in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period. The Committee considers the financial effect of equity compensation awards in determining both the size and type of awards its grants to our executive officers.

        Our compensation policies are also impacted by Section 162(m) of the Code, which denies us a business expense deduction to the extent that compensation paid to any of the executive officers exceeds $1 million, unless the compensation qualifies as "performance-based." The Committee considers the deductibility of compensation under Section 162(m) when setting the Named Executive Officers' compensation. We believe that compensation paid in 2014 under our 2009 Equity Incentive Plan to our Named Executive Officers, other than our Chief Executive Officer, is fully deductible for federal income tax purposes. However, the Committee retains discretion to approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for executive officers. The Committee will continue to evaluate the advisability and practicality of qualifying its executive compensation for such tax deductibility.

Compensation Committee Report(1)

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the "CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE
Randy D. Lindholm, Chair Gary S. Petersmeyer Vance B. Moore

(1)
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

        The following table shows compensation awarded to or paid to, or earned by the Named Executive Officers for the fiscal years ended December 31, 2014, 2013 and 2012:

SUMMARY COMPENSATION TABLE

Named Executive Officer	Year		Salary ($)	Bonus	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Randall A. Lipps	2014		551,538	—	1,436,500	353,796	796,485	(3)	40,000	(4)	3,178,319
Chairman, President and	2013	(5)	477,115	—	1,037,400	278,528	1,002,930	(6)	40,000	(4)	2,835,973
Chief Executive Officer	2012		482,930	—	1,064,625	290,929	842,114		40,000	(4)	2,720,598
Robin G. Seim	2014		302,769	—	845,000	208,115	306,377	(3)	—		1,662,261
Chief Financial Officer and	2013	(5)	271,577	—	453,863	121,856	418,197	(6)	—		1,265,493
Executive Vice President Finance,	2012		276,975	—	469,771	128,351	348,572		—		1,223,669
International and Manufacturing
J. Christopher Drew	2014		322,462	—	845,000	208,115	295,640	(3)	—		1,671,217
Executive Vice President,	2013	(5)	298,320	—	652,698	174,080	408,147	(6)	—		1,533,245
Sale and Marketing	2012		304,440	—	501,000	136,908	372,335		—		1,314,683
Nhat H. Ngo	2014		273,539		422,500	104,058	234,399	(3)	60,300	(7)	1,094,796
Executive Vice Strategy and Business	2013	(5)	251,974	—	324,188	87,040	405,626	(6)	—		1,068,828
Development	2012		256,175	—	313,125	85,568	336,087		—		990,954
Dan S. Johnston	2014		270,154	—	338,000	83,246	277,629	(3)	—		969,029
Executive Vice President and	2013	(5)	251,064	—	324,188	87,040	352,969	(6)	—		1,015,261
Chief Legal & Administrative Officer	2012		265,175	—	313,125	85,568	325,489		15,000	(8)	995,357

(1)
The dollar amounts represent the grant date fair values of options and restricted stock units calculated in accordance with ASC Topic 718 using (i) the Black-Scholes-Merton model for options, (ii) the product of the number of shares granted and the closing market price of our common stock on the grant date for time-based restricted stock units, and (iii) the average of trial-specific values of the award over each of one million Monte Carlo trials for performance restricted stock units, and the assumptions outlined in the Notes to Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012.

(2)
This column sets forth the actual cash bonus award earned for the years ended December 31, 2014, 2013 and 2012 for each Named Executive Officer.

(3)
The 2014 target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2014 under the 2010 Bonus Plan is set forth in the "Grants of Plan-Based Awards in Fiscal 2014" table below. The amounts set forth represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2014 under the 2010 Bonus Plan. For more information regarding the 2010 Bonus Plan and the performance-based cash bonus awards granted thereunder, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2014 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2014 Determinations—Cash Compensation—2014 Targets and Bonus Determinations."

(4)
Consists of $40,000 annual perquisite allowance paid by Omnicell.

(5)
Beginning September 1, 2013, the Company changed its payroll system from a semi-monthly payment schedule to a bi-weekly payment schedule. This change resulted in a withholding by the Company of one weeks' salary for each employee, to be paid upon departure from the Company, and shifted the payment that would have occurred at the end of December 2013 into early January 2014. This withholding and payment shift resulted in a modest decrease in the salary amounts paid to our executives during 2013 as compared to 2012 even though our executives' base salaries increased effective July 1, 2013.

(6)
The 2013 target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2013 under the 2010 Bonus Plan is set forth in the "Grants of Plan-Based Awards in Fiscal 2012" table below. The amounts set forth represent: (i) additional compensation earned by the Named Executive Officers for the year ended December 31, 2013 under the 2010 Bonus Plan plus (ii) the actual long-term cash incentives earned for the year ended December 31, 2013 pursuant to the 2013 Long-Term Performance Cash Awards.

(7)
Consists of $60,300 one-time cash bonus paid by Omnicell for completion of acquisition of Surgichem Limited. During the fourth quarter of 2013, Mr. Ngo did not receive a quarterly bonus under the 2010 Bonus Plan as the acquisition of Surgichem Limited had not been completed due to regulatory review. In September 2014 and following the completion of Surgichem Limited acquisition, the Committee approved the spot bonus to Mr. Ngo in an amount equal to the amount Mr. Ngo would have received under the 2010 Bonus Plan for the fourth quarter of 2013 had the acquisition been completed during 2013.

(8)
Consists of $15,000 one-time cash bonus paid by Omnicell.

GRANTS OF PLAN-BASED AWARDS

        The following table shows for the fiscal year ended December 31, 2014, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target(1)(2) ($)	All Other Stock Awards: Number of Units of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Randall A. Lipps	—	750,000	—		—		—	—
	02/04/2014	—	21,250	(4)	—		—	532,950
	02/04/2014	—	42,500	(5)	—		—	903,550
	02/04/2014	—	—		42,500	(6)	25.08	353,796
Robin G. Seim	—	288,000	—		—		—	—
	02/04/2014	—	12,500	(4)	—		—	313,500
	02/04/2014	—	25,000	(5)	—		—	531,500
	02/04/2014	—	—		25,000	(6)	25.08	208,115
J. Christopher Drew	—	297,000	—		—		—	—
	02/04/2014	—	12,500	(4)	—		—	313,500
	02/04/2014	—	25,000	(5)	—		—	531,500
	02/04/2014	—	—		25,000	(6)	25.08	208,115
Nhat H. Ngo	—	252,000	—		—		—	—
	02/04/2014	—	6,250	(4)	—		—	156,750
	02/04/2014	—	12,500	(5)	—		—	265,750
	02/04/2014	—	—		12,500	(6)	25.08	104,058
Dan S. Johnston	—	247,500	—		—		—	—
	02/04/2014	—	5,000	(4)	—		—	125,400
	02/04/2014	—	10,000	(5)	—		—	212,600
	02/04/2014	—	—		10,000	(6)	25.08	83,246

(1)
This column sets forth the target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2014 under the 2010 Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2014 for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2014. For more information regarding the 2010 Bonus Plan and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance-Based Bonus." Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Under Omnicell's bonus plans, if the Company does not achieve its Corporate Threshold Targets the Named Executive Officers are not entitled to a cash bonus award. For more information regarding Omnicell's bonus plans and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance-Based Bonus."

(3)
The dollar amounts in this column represent the grant date fair value calculated in accordance with ASC Topic 718 using (i) the Black-Scholes-Merton model for options, (ii) the product of the number of shares granted and the closing market price of our common stock on the grant date for time-based restricted stock units, and (iii) the average of trial-specific values of the award over each of one million Monte Carlo trials for performance restricted stock units, and the assumptions outlined in Note 16 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

(4)
Time-based vesting restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years commencing on June 15, 2014. Vesting is contingent upon continued service.

(5)
Performance-based restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance-based restricted stock unit awards" above. The number of shares reflects 100% of the shares that are be eligible for vesting as the Company assuming the full achievement metric is confirmed by the Committee.

(6)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year following the vesting commencement date, February 4, 2014, and 1/48th of the shares in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        Employment Agreements.    Each of our executive officers is an "at-will employee." The following Named Executive Officers have entered into written employment agreements with us:

        Robin G. Seim, Chief Financial Officer and Executive Vice President, Finance, International and Manufacturing.    Mr. Seim entered into an employment agreement with Omnicell dated November 28, 2005, and amended December 2010. The primary elements covered in Mr. Seim's employment agreement include: an initial monthly salary of $18,333.34, an annual equivalent of $220,000; a stock option grant to purchase up to 190,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan. Mr. Seim's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        Nhat H. Ngo, Executive Vice President, Strategy and Business Development.    Mr. Ngo entered into an employment agreement with Omnicell dated October 17, 2008, and amended December 2010. The primary elements covered in Mr. Ngo's employment agreement include: an initial monthly salary of $20,000, an annual equivalent of $240,000; a stock option grant to purchase up to 60,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan.

        Dan S. Johnston, Executive Vice President, Chief Legal & Administrative Officer.    Mr. Johnston entered into an employment agreement with Omnicell dated November 6, 2003, and amended December 2010. The primary elements covered in Mr. Johnston's employment agreement include: an initial monthly salary of $16,666.67, an annual equivalent of $200,000; a $10,000 sign-on bonus; a stock option grant to purchase up to 100,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; a quarterly stock option grant of 10,000 shares of Omnicell common stock, vesting immediately upon achievement of certain milestones or 100% six (6) years after the vesting commencement date; and inclusion in the executive change of control plan. Mr. Johnston's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        We do not have employment agreements with Randall A. Lipps, President and Chief Executive Officer, or J. Christopher Drew, Executive Vice President, Sales and Marketing. Please see the Compensation Discussion and Analysis above for more information regarding the elements of our compensation program and arrangements for our Named Executive Officers.

        Quarterly Cash Bonus Awards.    The 2010 Bonus Plan provided for quarterly cash bonus awards to reward executive officers for performance in the prior fiscal quarter. For more information regarding Omnicell's 2010 Bonus Plan, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2014 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2014 Determinations—Cash Compensation—2014 Targets and Bonus Determinations."

        Long-Term Performance Cash Incentive.    In February 2014, the Committee approved long-term performance cash awards pursuant to the Company's 2009 Equity Incentive Plan that will vest and pay a cash bonus to our Named Executive Officers upon the Company's achievement of certain revenue goals for the fiscal year ending December 31, 2015. For more information regarding these awards, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2014 Determinations—Cash Compensation—Long-Term Performance Cash Incentive."

        Equity Compensation Awards.    Consistent with its practices for awarding stock options and restricted stock units described in the Compensation Discussion and Analysis above, the Committee approved equity compensation awards in the form of stock options and restricted stock units to each of the Named Executive Officers in February 2014 and February 2015 (other than Ms. Ortigas-Wedekind). For more information regarding our equity compensation awards, please see the section of the Compensation Discussion and Analysis titled "Elements of Compensation and 2014 Determinations—Equity Compensation." In addition, the Named Executive Officers' equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event of a change of control. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event of a change of control, see the sections titled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control" below.

        Other Benefits.    For a description of the other elements of our executive compensation program, see the section "Other Benefits" in the Compensation Discussion and Analysis above.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(5)
Randall A. Lipps	40,000	(1)	0		12.48	02/03/2020	15,938	(3)	527,867
	17,441	(2)	759	(2)	14.10	02/02/2021	42,500	(4)	1,407,600
	30,104	(2)	12,396	(2)	16.70	02/06/2022	10,000	(3)	331,200
	18,333	(2)	21,667	(2)	17.29	02/04/2023	20,000	(4)	662,400
	0	(2)	42,500	(2)	25.08	02/03/2024	5,313	(3)	175,967
							10,625	(4)	351,900
Robin G. Seim	2,835	(2)	284	(2)	14.10	02/02/2021	9,375	(3)	310,500
	3,911	(2)	5,469	(2)	16.70	02/06/2022	25,000	(4)	828,000
	8,020	(2)	9,480	(2)	17.29	02/04/2023	4,375	(3)	144,900
	0	(2)	25,000	(2)	25.08	02/03/2024	8,750	(4)	289,800
							2,345	(3)	77,666
							4,688	(3)	155,267
J. Christopher Drew	100,000	(1)	0		10.58	12/07/2015	9,375	(3)	310,500
	50,000	(1)	0		20.95	02/07/2017	25,000	(4)	828,000
	22,500	(1)	0		17.95	02/06/2018	6,250	(3)	207,000
	22,250	(1)	0		7.94	02/04/2019	12,500	(4)	414,000
	15,000	(1)	0		12.48	02/03/2020	2,500	(3)	82,800
	13,316	(2)	284	(2)	14.10	02/02/2021	5,000	(4)	165,600
	14,166	(2)	5,834	(2)	16.70	02/06/2022
	11,458	(2)	13,542	(2)	17.29	02/04/2023
	0	(2)	25,000	(2)	25.08	02/03/2024
Nhat H. Ngo	0	(2)	238	(2)	14.10	02/02/2021	4,688	(3)	155,267
	261	(2)	3,646	(2)	16.70	02/06/2022	12,500	(4)	414,000
	261	(2)	6,771	(2)	17.29	02/04/2023	3,125	(3)	103,500
	0	(2)	12,500	(2)	25.08	02/03/2024	6,250	(4)	207,000
							1,563	(3)	51,767
							3,125	(4)	103,500
Dan S. Johnston	10,000	(1)	0		20.95	02/07/2017	3,750	(3)	124,200
	10,875	(1)	0		7.94	02/03/2019	10,000	(4)	331,200
	11,162	(2)	238	(2)	14.10	02/02/2021	3,125	(3)	103,500
	8,854	(2)	3,646	(2)	16.70	02/06/2022	6,250	(4)	207,000
	5,729	(2)	6,771	(2)	17.29	02/05/2023	1,563	(3)	51,767
	0	(2)	10,000	(2)	25.08	02/03/2024	3,125	(4)	103,500

(1)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan or 2003 Equity Incentive Plan. The shares are fully vested.

(2)
Stock options were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(3)
Restricted stock unit awards were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(4)
Performance-based restricted stock units were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance based restricted stock unit awards" above.

(5)
The dollar amount is calculated based upon $33.12 per share, the closing price of Omnicell's stock on December 31, 2014.

 OPTION EXERCISES AND STOCK VESTED

        The following table shows certain information regarding option exercises and stock vested with respect to the Named Executive Officers during the fiscal year ended December 31, 2014:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Randall A. Lipps	5,000	73,322
	18,750	310,234
	9,140	175,563
	19,749	323,869
	2,275	29,676
	5,000	85,366
	18,750	360,812
	70,000	633,500
	9,140	197,556
	19,745	376,603
	2,275	35,156
			5,000	164,500
			2,273	74,782
			2,500	82,250
			2,656	87,382
			2,656	87,382
			5,454	179,437
			2,656	87,382
			2,656	72,987
			2,272	62,435
			2,656	72,987
			2,656	72,987
			5,454	149,876
			5,000	137,400
			2,500	68,700
			10,000	300,600
Robin G. Seim	27,500	198,976
	12,500	71,235
	17,500	152,163
	2,500	37,064
	1,560	16,523
	1,132	14,925
			2,046	67,313
			2188	71,985
			853	28,064
			1,563	51,423
			1,172	38,559
			1,094	35,993
			1,173	38,592
			1,172	32,207
			1,172	32,207
			852	23,413
			1,562	42,924
			1,094	30,063
			2,187	60,099
			2,046	56,224
			4,375	131,513

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
J. Christopher Drew	37,500	804,220
	25,000	392,063
	1,042	16,632
	11,458	183,587
	37,500	574,808
	37,500	607,408
			1,250	41,125
			1,563	51,423
			1,563	51,423
			2,046	67,313
			3,125	102,813
			853	28,064
			1,250	41,125
			852	23,413
			1,562	42,924
			3,125	85,875
			1562	42,924
			2,046	56,224
			1,250	34,350
			1,250	34,350
			6,250	187,875
			250	6,813
Nhat H. Ngo	521	8,128
	521	8,435
	712	13,378
	781	8,365
	781	8,825
	713	9,911
	781	8,365
	781	8,825
	712	9,897
	3,385	39,627
	6,510	80,051
	521	8,605
	713	10,621
			781	25,695
			782	25,728
			781	25,695
			1,563	51,423
			710	23,359
			1,704	56,062
			781	25,695
			781	21,462
			1,562	42,924
			781	21,462
			781	21,462
			1,704	46,826
			781	21,462
			710	19,511
			3,125	93,938

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Dan S. Johnston	20,000	216,501
	2,000	47,400
	3,125	42,772
	2,500	47,929
	6,250	62,813
	2,000	37,345
	2,500	35,231
	2,000	27,307
	2,000	34,639
	3,125	31,406
	1,667	27,488
	2,000	38,710
			1,563	51,423
			710	23,359
			1,704	56,062
			625	20,563
			781	25,695
			782	25,728
			781	25,695
			1,562	42,924
			781	21,462
			781	21,462
			1,704	46,826
			710	19,511
			625	17,175
			781	21,462
			3,125	93,938

(1)
The value realized on exercise is equal to the difference between the fair market value of Omnicell common stock at exercise and the option's exercise price, multiplied by the number of shares for which the option was exercised.

(2)
The value realized on vesting is equal to the closing price of Omnicell common stock on the vesting date, multiplied by the number of shares that vested.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

        We believe an important part of our executive compensation package and a factor in attracting and retaining talented executives is the severance and change of control benefits we provide to our executives. In 2006, we adopted the Executive Change of Control Benefit Plan and, in 2007, we adopted a Severance Benefit Plan. In addition, certain of our Named Executive Officers have individual severance and change of control agreements with the Company.

  2006 Executive Change of Control Benefit Plan

        Our executive officers have been provided certain severance and change in control benefits pursuant to our 2006 Executive Change of Control Benefit Plan (the "2006 Change of Control Plan"). The 2006 Change of Control Plan provides that, in the event of (i) a change of control of Omnicell (as defined in the 2006 Change of Control Plan), and (ii) termination without cause or constructive termination of an officer's employment with Omnicell (as defined in the 2006 Change of Control Plan) or its successor within 12 months of such change of control, such officer shall be entitled to receive (a) severance pay, in a lump sum, equivalent to 12 months' salary at such officer's base rate of pay in effect immediately prior to such termination and (b) full acceleration of any outstanding unvested stock options granted to such officer, provided, in each case, that such officer executes Omnicell's standard waiver and release agreement.

  2007 Severance Benefit Plan

        In January 2007, the Compensation Committee adopted the Severance Benefit Plan, as amended in May 2007 and June 2009, and amended and restated in January 2015 (the "2007 Severance Plan") that applies to full time regular employees of Omnicell, including our Named Executive Officers. The 2007 Severance Plan provides for the payment of certain benefits to an employee if (i) an employee's employment with us is involuntarily terminated by us without Cause (as such term is defined in the 2007 Severance Plan), or (ii) an employee's employment with us is terminated as a result of a reduction in force, or (iii) an employee is selected by the Plan Administrator (as such term is defined in the 2007 Severance Plan) in its sole discretion to receive the benefits set forth in the Plan in the event of the employee's termination. Employees that fit within one of the categories described above are considered "Eligible Employees" (as defined in more detail in the 2007 Severance Plan). Any executive who has executed an individually negotiated employment contract or agreement with us relating to severance benefits that is in effect on his or her termination shall be entitled to receive severance benefits, if any, as governed by the terms of his or her individually negotiated employment contract or agreement and shall be governed by the 2007 Severance Plan only to the extent that the reduction of benefits under the 2007 Severance Plan does not entirely eliminate benefits under this plan.

        Cash Severance Benefit—Our Executive Officers who are considered Eligible Employees under the plan are entitled to receive a cash severance benefit in a lump sum equal to 12 months of Base Salary (as such term is defined in the 2007 Severance Plan) and an additional two months of Base Salary for each five years of service to Omnicell.

        Continued Group Health Plan Benefits—In the event the Eligible Employee timely elects continued coverage of a health, dental or vision plan sponsored by us under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), we will reimburse the Eligible Employee for the same portion of the Eligible Employee's premiums for COBRA continuation coverage (including coverage for the Eligible Employee's eligible dependents) that we paid for the Eligible Employee's active employee coverage under our group health plans, for an equal number of months as the cash severance benefit described above.

        Outplacement Assistance—Eligible Employees shall be entitled to outplacement assistance, the scope of which shall be determined by the Company in our sole discretion.

        We may, in our sole discretion, provide benefits in addition to those benefits set forth in the 2007 Severance Plan. In addition, we, in our sole discretion, have the authority to reduce an Eligible Employee's severance benefits, in whole or in part.

  Executive Severance Arrangements

        Robin G. Seim.    Pursuant to his employment agreement with us dated November 28, 2005, and amended December 2010 (the "Seim Agreement"), upon an Acquisition of the Company (as defined in the Seim Agreement) and either: (i) a termination without Cause (as defined in the Seim Agreement), (ii) the material reduction in responsibilities without Cause and Mr. Seim has a separation of service from the Company or (iii) the change in principal location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties and Mr. Seim has a separation of service from the Company, Mr. Seim will receive 12 months' salary at his base rate of pay in effect immediately prior to the occurrence described above. In addition, the unvested portion of each stock option granted to Mr. Seim under our equity incentive plans shall accelerate and immediately become fully-vested and exercisable. The foregoing terms are equivalent to the terms offered to each executive officer pursuant to the 2006

Change of Control Plan described above. In the event Mr. Seim's employment is terminated by Omnicell without Cause, Mr. Seim will be entitled to receive a one-time payment equal to six months' salary calculated at his base rate of pay in effect immediately prior to termination.

        Dan S. Johnston.    Pursuant to his employment agreement with us dated October 13, 2003, and amended December 2010 (the "Johnston Agreement"), upon an Acquisition of the Company (as defined in the Johnston Agreement) and either (i) a termination without Cause (as defined in the Johnston Agreement), (ii) the material reduction in responsibilities without Cause and Mr. Johnston has a separation of service from the Company or (iii) the change in principal location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties and Mr. Johnston has a separation of service from the Company, Mr. Johnston will receive 12 months' salary at his base rate of pay in effect immediately prior to the occurrence described above. The foregoing terms set forth in the change of control portion of his employment agreement have been superseded by the terms offered to each executive officer pursuant to the 2006 Change of Control Plan described above. In the event Mr. Johnston's employment is terminated by Omnicell without Cause, Mr. Johnston will be entitled to receive a one-time payment equal to 12 months' salary calculated at his base rate of pay in effect immediately prior to termination.

Potential Payments Upon Termination or Change of Control

        The amount of compensation and benefits payable to each Named Executive Officer in various termination situations has been estimated in the table below, which describes the potential payments and benefits upon employment termination for each executive as if his or her employment had terminated as of December 31, 2014, the last business day of Omnicell's fiscal year. See "—Severance and Change of Control Arrangements" above for a description of the compensation and benefits payable to the Named Executive Officers in certain termination situations. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the Named Executive Officer's employment with us.

							Change in Control Involuntary Termination without Cause or constructive termination
	No Change in Control Involuntary Termination without Cause or qualified as "Eligible Employee"
								Stock Option Vesting Acceleration(2) ($)
Named Executive Officer	Base Salary ($)		Stock Option Vesting Acceleration ($)	COBRA Premiums ($)		Total ($)	Base Salary(1) ($)		COBRA Premiums ($)	Total ($)
Randall A. Lipps	1,000,000	(3)	—	32,079	(3)	1,032,079	600,000	902,667	—	1,502,667
Robin G. Seim	373,333	(3)(4)	—	22,299	(3)	395,632	320,000	446,271	—	766,271
J. Christopher Drew	494,000	(3)	—	27,020	(3)	522,020	330,000	516,566	—	846,566
Nhat H. Ngo	326,667	(3)		22,455		349,122	280,000	272,079		552,079
Dan S. Johnston	366,667	(3)(4)	—	25,663	(3)	392,330	275,000	251,979	—	526,979

(1)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive severance pay equivalent to 12 months' salary at such officer's base rate of pay in effect immediately prior to such termination.

(2)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive full acceleration of any outstanding unvested stock options granted to such executive officer. The dollar amounts in this column represents the difference in the closing price of Omnicell common stock on December 31, 2014 ($33.12) with respect to the outstanding unvested option shares as of December 31, 2014, minus the exercise price of the outstanding unvested option shares.

(3)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months' salary and COBRA premium reimbursement as severance, Mr. Lipps would receive an additional eight months of salary and COBRA reimbursement due to his tenure with us, Mr. Drew would receive an additional six months of salary and COBRA reimbursement due to his tenure with us, Mr. Johnston would receive an additional four months of salary and COBRA reimbursement due to his tenure with us and Messrs. Seim and Ngo would each receive an additional two months of salary and COBRA reimbursement due to their respective tenure with us.

(4)
The above numbers reflect severance to Messrs. Seim and Johnston under the 2007 Severance Plan as those amounts are generally more advantageous than those in their individual employment agreements.

RISK ANALYSIS OF OUR COMPENSATION PLANS

        The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on a quarterly or annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk- taking. The Compensation Committee believes that the balance of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. While the Compensation Committee regularly evaluates its compensation programs, the Compensation Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

DIRECTOR COMPENSATION

        We believe it is essential for our long-term success to attract highly talented candidates for our Board. Commensurate with this philosophy, the Board compensates its non-employee directors primarily with long-term equity- based compensation and also provides each with a cash fee on a quarterly basis. In late 2013, the Compensation Committee engaged Radford to assist in reviewing the compensation of our non-employee directors, including providing the Board with an updated report and benchmarking analysis of our non-employee director compensation relative to the peer companies identified in the Radford Report. As part of its engagement, Radford provided the Compensation Committee with a report summarizing the benchmarking analysis (the "Radford Director Compensation Report").

        After review and discussion of the Radford Director Compensation Report, and upon recommendation by the Compensation Committee, the Board determined that the annual equity and cash compensation for Board and committee service was in line with the targeted 75th percentile and recommended no change to the then current Board of Director compensation other than to increase (i) the quarterly cash compensation for attendance at board meetings and (ii) the quarterly cash and annual cash and equity compensation for the Chairperson of the Compensation Committee.

        After review and discussion on May 6, 2014, the Compensation Committee recommended, and the Board approved the Board of Director compensation effective as of the 2014 Annual Meeting of Stockholders, as described below. The Compensation Committee is evaluating Board of Director compensation for 2015, but no recommendation to the Board has been made as of the date of this proxy statement.

  •
  Each non-employee member of the Board shall receive cash compensation in the amount of (i) $22,500 per quarter at the time of and upon physical attendance at each quarterly Board meeting and is eligible for reimbursement for expenses incurred in attending Board and Committee meetings; or (ii) $11,250 per quarter if such non-employee member of the Board fails to attend such quarterly Board meeting or attends such quarterly Board meeting remotely via electronic means.

  •
  The initial option grants provided to new directors shall be a grant of non-qualified stock options valued at $150,000 as of the date of grant (the "Initial Stock Option Grant"). The Initial Stock Option Grant will vest as to 1/3rd of the shares on each anniversary of the date of grant.

  •
  Each non-employee member of the Board continuing his or her service on the Board following the annual meeting of stockholders shall receive a restricted stock grant valued at $120,000 as of the date of grant (the "Annual Restricted Stock Grant"). The Annual Restricted Stock Grant shall vest in full on the date of the following annual meeting, so long as the recipient remains a director until such date.

  •
  The Chairperson of the Audit Committee shall receive annual compensation for his or her service as the Chairperson in an amount equal to $40,000. Such compensation shall be paid as follows: (i) at each quarterly Board meeting the Chairperson shall receive cash compensation in the amount of $5,000; and (ii) each year at the time of the Company annual meeting of stockholders, the Chairperson shall be granted a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the director continues to serve as the Chairperson of the Audit Committee.

  •
  Each non-chair member of the Audit Committee shall receive annual compensation for his or her service on the Audit Committee in an amount equal to $20,000. Such compensation shall be paid a follows: (i) at each quarterly Board meeting each non-chair member of the Audit Committee shall receive cash compensation in the amount of $2,500; and (ii) each year at the time of the Company annual meeting of stockholders, each non-chair member of the Audit Committee shall be granted a restricted stock grant valued at $10,000 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the director continues to serve as a non-chair member of the Audit Committee.

  •
  The Chairperson of the Corporate Governance Committee shall receive annual compensation for his or her service as the Chairperson in an amount equal to $22,000. Such compensation shall be paid as follows: (i) at each quarterly Board meeting the Chairperson shall receive cash compensation in the amount of $2,750; and (ii) each year at the time of the Company annual meeting of stockholders, the Chairperson shall be granted a restricted stock grant valued at $11,000 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the director continues to serve as the Chairperson of the Corporate Governance Committee.

  •
  Each non-chair member of the Corporate Governance Committee shall receive annual compensation for his or her service on the Corporate Governance Committee in an amount equal to $15,000. Such compensation shall be paid a follows: (i) at each quarterly Board meeting each non-chair member of the Corporate Governance Committee shall receive cash compensation in the amount of $1,875; and (ii) each year at the time of the Company annual meeting of stockholders, each non-chair member of the Corporate Governance Committee shall be granted a restricted stock grant valued at $7,500 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the director continues to serve as a non-chair member of the Corporate Governance Committee.

  •
  The Chairperson of the Compensation Committee shall receive annual compensation for his or her service as the Chairperson in an amount equal to $40,000. Such compensation shall be paid as follows: (i) at each quarterly Board meeting the Chairperson shall receive cash compensation in the amount of $5,000; and (ii) each year at the time of the Company annual meeting of stockholders, the Chairperson shall be granted a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the director continues to serve as the Chairperson of the Compensation Committee.

  •
  Each non-chair member of the Compensation Committee shall receive annual compensation for his or her service on the Compensation Committee in an amount equal to $20,000. Such compensation shall be paid a follows: (i) at each quarterly Board meeting each non-chair member of the Compensation Committee shall receive cash compensation in the amount of

    $2,500; and (ii) each year at the time of the Company annual meeting of stockholders, each non-chair member of the Compensation Committee shall be granted a restricted stock grant valued at $10,000 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the director continues to serve as a non-chair member of the Compensation Committee.

  •
  Each member of the Mergers & Acquisitions Committee shall receive, for his or her service on the Mergers & Acquisitions Committee, a per-meeting cash compensation fee in the amount of $1,250 for each meeting duly convened and held that such member attends. Such compensation shall be paid at each quarterly Board meeting.

  •
  The Independent Lead Director shall receive annual compensation for his or her service in such capacity in an amount equal to $35,000. Such compensation shall be paid as follows: (i) at each quarterly Board meeting the Lead Independent Director shall receive cash compensation in the amount of $4,375; and (ii) each year at the time of the Company annual meeting of stockholders, the Lead Independent Director shall be granted a restricted stock grant valued at $17,500 as of the date of grant. Such grant will vest in full at the time of the following year's annual meeting of stockholders, so long as the recipient remains a director until such date.

  •
  If a new director does not begin his or her initial term coincident with the occurrence of the Company's annual meeting of stockholders, then such director shall be entitled to receive his or her applicable restricted stock grants described above on an annualized pro-rata basis covering the time of his or her service up to the next annual meeting.

        The table below summarizes, for the fiscal year ended December 31, 2014, certain information with respect to the compensation of all non-employee directors of Omnicell. Mr. Lipps, our Chairman and Chief Executive Officer, did not receive compensation for serving on the Board. Mr. Smith joined the Board effective upon Mr. Wegmiller's resignation from the Board in May 2014.

DIRECTOR COMPENSATION FOR FISCAL 2014

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(3) ($)	All Other Compensation ($)	Total ($)
James T. Judson	101,250	157,470	—	—	258,720
Randy D. Lindholm	89,500	139,973	—	—	229,473
Vance B. Moore.	85,000	139,947	—	—	224,947
Mark W. Parrish	66,250	127,480	—	—	193,730
Gary S. Petersmeyer	92,500	139,947	—	—	232,447
Donald C. Wegmiller(4)	38,750	—	—	—	38,750
Sara J. White	81,200	130,974	—	—	212,174
Joanne B. Bauer	77,500	175,910	150,00	—	403,410
Bruce D. Smith(4)	48,750	127,480	150,00	—	326,230

(1)
The dollar amounts in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718 and the assumptions outlined in Note 16 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
The aggregate number of shares subject to outstanding stock awards granted in 2014 for each of the directors listed in the table above was as follows: Mr. Judson, 5,949; Mr. Lindholm, zero; Mr. Petersmeyer, 5,287; Mr. Wegmiller, zero; Ms. White, 4,948; Mr. Moore, 5,287; Mr. Parrish, 4,816; Ms. Bauer, 6,713; and Mr. Smith, 4,816.

(3)
No options were granted to the individuals in the table in 2014 other than Ms. Bauer and Mr. Smith. The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2014 was as follows: Mr. Judson, 45,841; Mr. Lindholm, 5,000; Mr. Petersmeyer, 25,000; Mr. Wegmiller, zero; Ms. White, 5,443; Mr. Moore, 25,951; Mr. Parrish 25,278; Ms. Bauer, 19,329 and Mr. Smith, 17,862.

(4)
Mr. Wegmiller resigned from the Board effective immediately prior to the Company's 2014 Annual and Mr. Smith was appointed to the Board to be effective upon the effectiveness of Mr. Wegmiller's resignation from the Board.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2014 regarding our 1997 Employee Stock Purchase Plan, 1999 Equity Incentive Plan and 2009 Equity Incentive Plan, each of which has been approved by our stockholders, as well as our 2003 Equity Incentive Plan, which was not approved by our stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,197,640	(1)	19.56	4,269,282	(2)
Equity compensation plans not approved by security holders	105,450	(3)	10.78	0
Total	3,303,090		19.28	4,269,282

(1)
Includes 577,429 shares subject to outstanding awards pursuant to our 1999 Equity Incentive Plan and 2,620,211 shares subject to outstanding awards pursuant to the 2009 Equity Incentive Plan. Since the stockholder's adoption of our 2009 Equity Incentive Plan in May 2009, no further awards have been or will be granted pursuant to the 1999 Equity Incentive Plan and any outstanding stock awards from the 1999 Equity Incentive Plan that are forfeited or cancelled will be returned to the 2009 Equity Incentive Plan.

(2)
Includes 619,616 shares available for purchase pursuant to the 1997 Employee Stock Purchase Plan.

(3)
Represents outstanding awards pursuant to 2003 Equity Incentive Plan. Since the stockholder's adoption of our 2009 Equity Incentive Plan, no further awards have been or will be granted pursuant to the 2003 Equity Incentive Plan and any outstanding awards from the 2003 Equity Incentive Plan that are forfeited or cancelled have been or will be returned to the 2009 Equity Incentive Plan.

2003 Equity Incentive Plan

        In April 2003, Omnicell's Board adopted the 2003 Equity Incentive Plan (the "2003 Plan"). A total of 500,000 shares of common stock were initially reserved for issuance under the 2003 Plan and Omnicell currently has options outstanding to purchase 105,450 shares under the 2003 Plan. No shares remain available for issuance under the 2003 Plan and no further awards will be granted pursuant to the 2003 Plan. The 2003 Plan provided for the issuance of non-qualified options, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. Options granted under the 2003 Plan must have an exercise price of not less than 70% of the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter. Options under the 2003 Plan generally expire ten years from the date of grant.

        If Omnicell sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2003 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Practices

        Our executive officers and directors are only permitted to enter into a material transaction or agreement with the Company with the prior consent of the Corporate Governance Committee of the Board. In approving or rejecting the proposed transaction or agreement, the Corporate Governance Committee considers the relevant facts and circumstances available, including, but not limited to the risks, the costs and the benefits to Omnicell, the terms of the transaction or agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. The Corporate Governance Committee approves only those transactions or agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Corporate Governance Committee determines in the good faith exercise of its discretion. The Corporate Governance Committee has adopted a written Related-Person Transaction Policy that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Omnicell, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. Other than with respect to the entry into indemnity agreements and compensation related arrangements, there have been no transactions since January 1, 2014, and there are no currently proposed transactions, in which Omnicell was or is a participant and the amount involved exceeds $120,000, in which any related person had or will have a direct or indirect material interest.

        The Board noted that Mr. Moore, a member of the board, served as the President and Chief Executive Officer of Resource Optimization & Innovation, LLC ("ROi"), the supply chain division of Mercy Health ("Mercy"), from July 2006 until April 2011, and has served as Senior Vice President, Operations, of Mercy since April 2011. Effective December 31, 2009, we entered into a group purchasing organization (GPO) agreement with ROi, whereby we agreed to provide products and services to ROi's members, including hospitals within Mercy. We recorded revenue from Mercy of approximately $2.8 million, $2.5 million and $7.7 million for the years ended December 31, 2012, 2013 and 2014, respectively. The Board determined that Mr. Moore did not derive any direct or indirect material benefit from the agreement with ROi and believes that the agreement is in Omnicell's best interest and on terms no less favorable than could be obtained from other third party group purchasing organizations.

        The Board also noted that Mr. Smith, who was appointed to the Board effective upon Mr. Wegmiller's resignation from the Board, serves as Senior Vice President and Chief Information Officer of Advocate Health and Hospitals Corporation ("Advocate"). Effective December 2005, the Company entered into a master agreement with Advocate, whereby the Company agreed to provide products and services to Advocate. Effective September 2011, the Company entered into a corporate partnership agreement with Advocate, whereby the Company agreed to provide products and services to Advocate members at discounted pricing in consideration for Advocate members' commitment to utilize the Company as their sole source provider for automated pharmacy dispensing cabinets. The Company recorded revenue from Advocate of approximately $1.3 million, $971 thousand and $2.3 million for the years ended December 31, 2012, 2013 and 2014 respectively. The Board determined that Mr. Smith did not derive any direct or indirect material benefit from the agreements with Advocate and believes that the agreements are in Omnicell's best interest and on terms no less favorable than could be obtained from other third party health systems.

 HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Omnicell stockholders will be "householding" our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Annual Meeting materials, please (1) notify your broker, (2) direct your written request to Investor Relations, Omnicell, Inc., 590 E. Middlefield Road, Mountain View, California 94043 or (3) contact Omnicell's Investor Relations department at (650) 251-6100. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

April 20, 2015

        A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2014 is available without charge upon written request to: Omnicell, Inc., Attn: Corporate Secretary, 590 E. Middlefield Road, Mountain View, California 94043.

 Appendix A

OMNICELL, INC.

2009 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MARCH 5, 2009
APPROVED BY THE STOCKHOLDERS: MAY 19, 2009
AMENDED BY THE BOARD OF DIRECTORS: NOVEMBER 17, 2010
APPROVED BY THE STOCKHOLDERS: DECEMBER 16, 2010
AMENDED BY THE BOARD OF DIRECTORS: MARCH 18, 2013
APPROVED BY THE STOCKHOLDERS: MAY 21, 2013
AMENDED BY THE BOARD OF DIRECTORS: APRIL 13, 2015
APPROVED BY THE STOCKHOLDERS: [                ], 2015

1.     GENERAL.

        (a)    Successor to and Continuation of Prior Plans.    The Plan is intended as the successor to and continuation of the Omnicell, Inc. 1999 Equity Incentive Plan, the 2003 Equity Incentive Plan and the 2004 Equity Incentive Plan (together, the "Prior Plans"). On and after the Effective Date, no additional stock awards shall be granted under the Prior Plans. All outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans; provided, however, that after December 31, 2008, any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares (the "Returning Shares") shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

        (b)    Eligible Award Recipients.    The persons eligible to receive Awards are Employees, Directors and Consultants.

        (c)    Available Awards.    The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

        (d)    Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.     ADMINISTRATION.

        (a)    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

        (b)    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

           (ii)  To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

         (iii)  To settle all controversies regarding the Plan and Awards granted under it.

          (iv)  To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

           (v)  To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

          (vi)  To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

         (vii)  To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding "incentive stock options" or (C) Rule 16b-3.

        (viii)  To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant's rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant's consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

          (ix)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

           (x)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

        (c)    Delegation to Committee.

          (i)    General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

          (ii)    Section 162(m) and Rule 16b-3 Compliance.    The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

        (d)    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

        (e)    Cancellation and Re-Grant of Stock Awards.    Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.     SHARES SUBJECT TO THE PLAN.

        (a)    Share Reserve.    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed 10,400,000 shares (which consists of (i) 2,100,000 shares approved by the stockholders on May 19, 2009, (ii) 2,600,000 shares approved by the stockholders on December 16, 2010, (iii) 2,500,000 shares approved by the stockholders on May 21, 2013, and (iv) 3,200,000 shares approved by the stockholders on [                ], 2015) plus the Returning Shares, if any, as such shares become available from time to time less one (1) share for each share of stock issued pursuant to an option or stock appreciation right granted after December 31, 2008 under the Prior Plans with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant and 1.4 shares for each share of stock issued pursuant to an award other than an option or stock appreciation right granted after December 31, 2008 under the Prior Plans (the "Share Reserve"). For clarity, the Share Reserve in this Section 3(a) is a limitation in the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Marketplace Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 or

other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award have been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

        (b)   Subject to subsection 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; (ii) prior to October 1, 2010, 1.4 shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award; (iii) on or after October 1, 2010 but prior to December 31, 2014, 1.8 shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award; and (iv) on or after December 31, 2014, 2.15 shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award.

        (c)    Reversion of Shares to the Share Reserve.

          (i)    Shares Available For Subsequent Issuance.

            (1)   If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company prior to October 1, 2010 because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(c)(i)(1), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as 1.4 shares against the number of shares available for issuance under the Plan before October 1, 2010 pursuant to Section 3(b) or (B) any Returning Shares granted under the Prior Plan pursuant to an award other than an option or stock appreciation right, and such share of Common Stock becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a) or this Section 3(c)(i)(1), then the number of shares of Common Stock available for issuance under the Plan shall increase by 1.4 shares.

            (2)   If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company on or after October 1, 2010 but prior to December 31, 2014, because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(c)(i)(2), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as 1.8 shares against the number of shares available for issuance under the Plan on or after October 1, 2010 but prior to December 31, 2014, pursuant to Section 3(b) or (B) any Returning Shares granted under the Prior Plan pursuant to an award other than an option or stock appreciation right, and such share of Common Stock becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a) or this Section 3(c)(i)(2), then the number of shares of Common Stock available for issuance under the Plan shall increase by 1.8 shares.

            (3)   If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company on or after December 31, 2014 because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(c)(i)(3), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as 1.4, 1.8, or 2.15 shares against the number of shares available for issuance under the Plan pursuant to Section 3(b) or (B) any Returning Shares granted under the Prior Plan pursuant to an award other than an option or stock appreciation right, and such share of Common Stock becomes available for issuance under the Plan on or after December 31, 2014 pursuant to Section 1(a), Section 3(a) or this Section 3(c)(i)(3), then the number of shares of Common Stock available for issuance under the Plan shall increase by 2.15 shares.

          (ii)    Shares Not Available For Subsequent Issuance.    If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., "net exercised"), the number of shares that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any shares withheld or reacquired by the Company pursuant to the exercise of an Option or SAR under Section 8(g) or as consideration for the exercise of an Option or SAR shall not again become available for issuance under the Plan.

        (d)    Incentive Stock Option Limit.    Notwithstanding anything to the contrary in this Section 3, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares of Common Stock in the Share Reserve.

        (e)    Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.     ELIGIBILITY.

        (a)    Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to employees of the Company or a "parent corporation" or "subsidiary corporation" thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors, and Consultants who are providing Continuous Services only to any "parent" of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

        (b)    Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

        (c)    Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Participant shall be eligible to be granted during any calendar year Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 1,500,000 shares of Common Stock.

5.     PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

        Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

        (a)    Term.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

        (b)    Exercise Price.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and 424(a) of the Code (whether or not such awards are Incentive Stock Options). Each SAR will be denominated in shares of Common Stock equivalents.

        (c)    Purchase Price for Options.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

            (i)  by cash, check, bank draft or money order payable to the Company;

           (ii)  pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

         (iii)  by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

          (iv)  if the option is a Nonstatutory Stock Option, by a "net exercise" arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the "net exercise," (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

           (v)  in any other form of legal consideration that may be acceptable to the Board.

        (d)    Exercise and Payment of a SAR.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

        (e)    Transferability of Options and SARs.    The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

          (i)    Restrictions on Transfer.    An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant's request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

          (ii)    Domestic Relations Orders.    Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

          (iii)    Beneficiary Designation.    Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant's estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

        (f)    Vesting Generally.    The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

        (g)    Termination of Continuous Service.    Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant's Continuous Service terminates (other than for Cause or upon the Participant's death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant's Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

        (h)    Extension of Termination Date.    In the event that the exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause or upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant's Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause) would violate the Company's insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of the Company's insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

        (i)    Disability of Participant.    Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

        (j)    Death of Participant.    Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant's Continuous Service terminates as a result of the Participant's death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant's Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant's estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant's death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant's death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

        (k)    Termination for Cause.    Except as explicitly provided otherwise in a Participant's Award Agreement, if a Participant's Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the event giving rise to the termination occurred, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

        (l)    Non-Exempt Employees.    No Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant's death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant's retirement (as such term may be defined in the Participant's Award Agreement or in another applicable agreement or in accordance with the Company's then current employment policies and guidelines) any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.     PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

        (a)    Restricted Stock Awards.    Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company's Bylaws, at the Board's election, shares of Common Stock may be (x) held in book entry form subject to the Company's instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration.    A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board in its sole discretion and permissible under applicable law.

          (ii)    Vesting.    Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

          (iii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

          (iv)    Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

        (b)    Restricted Stock Unit Awards.    Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration.    At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

          (ii)    Vesting.    At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

          (iii)    Payment.    A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

          (iv)    Additional Restrictions.    At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

          (v)    Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

          (vi)    Termination of Participant's Continuous Service.    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service.

        (c)    Performance Awards.

          (i)    Performance Stock Awards.    A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed 1,500,000 shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

          (ii)    Performance Cash Awards.    A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of $1,500,000. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

        (d)    Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.     COVENANTS OF THE COMPANY.

        (a)    Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

        (b)    Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

        (c)    No Obligation to Notify.    The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.     MISCELLANEOUS.

        (a)    Use of Proceeds from Sales of Common Stock.    Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

        (b)    Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

        (c)    Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

        (d)    No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

        (e)    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

        (f)    Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

        (g)    Withholding Obligations.    Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

        (h)    Electronic Delivery.    Any reference herein to a "written" agreement or document shall include any agreement or document delivered electronically or posted on the Company's intranet.

        (i)    Deferrals.    To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

        (j)    Clawback/Recovery.    All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a "resignation for good reason," or for a "constructive termination" or any similar term under any plan of or agreement with the Company.

        (k)    Compliance with Section 409A.    To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code, including without limitation any applicable guidance that may be issued or amended after the Effective Date.

9.     ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

        (a)    Capitalization Adjustments.    In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(c) and 6(c)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

        (b)    Dissolution or Liquidation.    Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company's right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company's repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

        (c)    Corporate Transaction.    The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

          (i)    Stock Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor's parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

          (ii)    Stock Awards Held by Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the "Current Participants"), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

          (iii)    Stock Awards Held by Persons other than Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

        (d)    Change in Control.    A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.   TERMINATION OR SUSPENSION OF THE PLAN.

        (a)    Plan Term.    The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)    No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.   EFFECTIVE DATE OF PLAN.

        This Plan shall become effective on the Effective Date.

12.   CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state's conflict of laws rules.

13.    DEFINITIONS.    As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

        (a)   "Affiliate" means, at the time of determination, any "parent" or "subsidiary" of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which "parent" or "subsidiary" status is determined within the foregoing definition.

        (b)   "Award" means a Stock Award or a Performance Cash Award.

        (c)   "Award Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

        (d)   "Board" means the Board of Directors of the Company.

        (e)   "Capitalization Adjustment" means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

        (f)    "Cause" shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) an intentional action or intentional failure to act by the Participant that was performed in bad faith; (ii) a Participant's intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of his or her superiors; (iii) a Participant's habitual neglect of the duties of employment, which may include a failure to perform his or her job duties satisfactorily; (iv) a Participant's indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty, regardless of whether such act has had or could reasonably be expected to have a material detrimental effect on the business of the Company or an Affiliate; or (v) a Participant's violation of any material provision of the Company's Proprietary Information and Inventions Agreement or violation of any material provision of any other written policy or procedure of the Company or an Affiliate. The determination that a termination of the

Participant's Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

        (g)   "Change in Control" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

            (i)  any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company's securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the "Subject Person") exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

           (ii)  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

         (iii)  the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

          (iv)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

        Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

        (h)   "Code" means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

        (i)    "Committee" means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

        (j)    "Common Stock" means the common stock of the Company.

        (k)   "Company" means Omnicell, Inc., a Delaware corporation.

        (l)    "Consultant" means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a "Consultant" for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register the sale of the Company's securities to such person.

        (m)  "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, shall not terminate a Participant's Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant's Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company's leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

        (n)   "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

            (i)  the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

           (ii)  the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

         (iii)  the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

          (iv)  the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

        (o)   "Covered Employee" shall have the meaning provided in Section 162(m)(3) of the Code.

        (p)   "Director" means a member of the Board.

        (q)   "Disability" means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

        (r)   "Effective Date" means the effective date of this Plan document, which is the date after the annual meeting of stockholders of the Company held in 2009 provided this Plan is approved by the Company's stockholders at such meeting.

        (s)   "Employee" means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an "Employee" for purposes of the Plan.

        (t)    "Entity" means a corporation, partnership, limited liability company or other entity.

        (u)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        (v)   "Exchange Act Person" means any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that "Exchange Act Person" shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

        (w)  "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

           (ii)  Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         (iii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

         (x)  "Incentive Stock Option" means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an "incentive stock option" within the meaning of Section 422 of the Code.

        (y)   "Non-Employee Director" means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a

Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (z)   "Nonstatutory Stock Option" means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

        (aa) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

        (bb) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

        (cc) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (dd) "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (ee) "Other Stock Award" means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

        (ff)  "Other Stock Award Agreement" means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (gg) "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an "affiliated corporation," and does not receive remuneration from the Company or an "affiliated corporation," either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (hh) "Own,""Owned,""Owner,""Ownership" A person or Entity shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

         (ii)  "Participant" means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

        (jj)  "Performance Cash Award" means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

        (kk) "Performance Criteria" means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales, backlog or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction, or other budgetary goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction, service, or personal visitations; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) completion of strategic, business, development, financial, employee or integration plan (or equivalent type of plan); (xxxiv) manufacturing, production, research and development, product launch or product objective goals; (xxxv) litigation, arbitration or other conflict achievements or resolutions; (xxxvi) hiring or reduction in headcount; (xxxvii) timely completion of internal and external analysis, or audits; (xxxviii) completion of Performance Goals by direct reports; and (xxxix) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

        (ll)   "Performance Goals" means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board in the Award Agreement at the time the Award is granted or other terms setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

        (mm)  "Performance Period" means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

        (nn) "Performance Stock Award" means a Stock Award granted under the terms and conditions of Section 6(c)(i).

        (oo) "Plan" means this Omnicell, Inc. 2009 Equity Incentive Plan.

        (pp) "Restricted Stock Award" means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

        (qq) "Restricted Stock Award Agreement" means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (rr)  "Restricted Stock Unit Award" means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

        (ss) "Restricted Stock Unit Award Agreement" means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

        (tt)  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        (uu) "Securities Act" means the Securities Act of 1933, as amended.

        (vv) "Stock Appreciation Right" or "SAR" means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

        (ww)  "Stock Appreciation Right Agreement" means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        (xx) "Stock Award" means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

        (yy) "Stock Award Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (zz) "Subsidiary" means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

        (aaa)  "Ten Percent Stockholder" means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

 Appendix B

OMNICELL, INC.
AMENDED AND RESTATED
1997 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS MARCH 18, 1997
APPROVED BY STOCKHOLDERS MARCH 6, 1998
AMENDED BY THE BOARD OF DIRECTORS APRIL 19, 2000
AMENDMENT APPROVED BY STOCKHOLDERS APRIL 16, 2001
AMENDED BY THE BOARD OF DIRECTORS MARCH 5, 2009
AMENDMENT APPROVED BY STOCKHOLDERS MAY 19, 2009
AMENDED BY THE BOARD OF DIRECTORS APRIL 13, 2015
AMENDMENT APPROVED BY STOCKHOLDERS [                ], 2015

1.     PURPOSE.

        (a)   The purpose of the Plan is to provide a means by which Employees of the Company and certain designated Affiliates may be given an opportunity to purchase shares of the Common Stock of the Company.

        (b)   The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

        (c)   The Company intends that the Rights to purchase shares of the Common Stock granted under the Plan be considered options issued under an "employee stock purchase plan," as that term is defined in Section 423(b) of the Code.

2.     DEFINITIONS.

        (a)   "Affiliate" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

        (b)   "Board" means the Board of Directors of the Company.

        (c)   "Code" means the Internal Revenue Code of 1986, as amended.

        (d)   "Committee" means a Committee appointed by the Board in accordance with subparagraph 3(c) of the Plan.

        (e)   "Common Stock" means the Common Stock of Omnicell, Inc.

        (f)    "Company" means Omnicell, Inc., a Delaware corporation.

        (g)   "Director" means a member of the Board.

        (h)   "Eligible Employee" means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering.

        (i)    "Employee" means any person, including Officers and Directors, employed by the Company or an Affiliate of the Company. Neither service as a Director nor payment of a director's fee shall be sufficient to constitute "employment" by the Company or the Affiliate.

        (j)    "Employee Stock Purchase Plan" means a plan that grants rights intended to be options issued under an "employee stock purchase plan," as that term is defined in Section 423(b) of the Code.

        (k)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (l)    "Fair Market Value" means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then, except as otherwise provided in the Offering, the Fair Market Value of the security shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable, or if such date is not a trading day, then on the next preceding trading day.

        (m)  "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (n)   "Offering" means the grant of Rights to purchase shares of the Common Stock under the Plan to Eligible Employees.

        (o)   "Offering Date" means a date selected by the Board for an Offering to commence.

        (p)   "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (q)   "Participant" means an Eligible Employee who holds an outstanding Right granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Right granted under the Plan.

        (r)   "Plan" means this Omnicell, Inc. Amended and Restated 1997 Employee Stock Purchase Plan.

        (s)   "Purchase Date" means one or more dates established by the Board during an Offering on which Rights granted under the Plan shall be exercised and purchases of shares of the Common Stock carried out in accordance with such Offering.

        (t)    "Right" means an option to purchase shares of the Common Stock granted pursuant to the Plan.

        (u)   "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect with respect to the Company at the time discretion is being exercised regarding the Plan.

        (v)   "Securities Act" means the Securities Act of 1933, as amended.

3.     ADMINISTRATION.

        (a)   The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subparagraph 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

        (b)   The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  To determine when and how Rights to purchase shares of the Common Stock shall be granted and the provisions of each Offering of such Rights (which need not be identical).

           (ii)  To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

         (iii)  To construe and interpret the Plan and Rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iv)  To amend the Plan as provided in paragraph 14.

           (v)  To terminate or suspend the Plan as provided in paragraph 16.

          (vi)  Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

        (c)   The Board may delegate administration of the Plan to a Committee of the Board composed of two (2) or more members, all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4.     SHARES SUBJECT TO THE PLAN.

        (a)   Subject to the provisions of paragraph 13 relating to adjustments upon changes in securities, the shares of the Common Stock that may be sold pursuant to Rights granted under the Plan shall not exceed in the aggregate six million (6,000,000) shares of the Common Stock (the "Reserved Shares"). If any Right granted under the Plan shall for any reason terminate without having been exercised, the shares of the Common Stock not purchased under such Right shall again become available for the Plan.

        (b)   The shares of the Common Stock subject to the Plan may be unissued shares of the Common Stock or shares of the Common Stock that have been bought on the open market at prevailing market prices or otherwise.

5.     GRANT OF RIGHTS; OFFERING.

        The Board may from time to time grant or provide for the grant of Rights to purchase shares of the Common Stock under the Plan to Eligible Employees in an Offering on an Offering Date or Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all Employees granted Rights to purchase shares of the Common Stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 6 through 9, inclusive.

6.     ELIGIBILITY.

        (a)   Rights may be granted only to Employees of the Company or, as the Board may designate as provided in subparagraph 3(b), to Employees of an Affiliate. Except as provided in subparagraph 6(b), an Employee shall not be eligible to be granted Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Affiliate, as the case may be, for such continuous period preceding such grant as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years; provided, however, that Employees who are employed by the Company as of the Effective Date of this Plan, as amended and restated, who would otherwise be Eligible Employees if not for the required period of continuous employment with the Company shall be eligible to participate in the Plan with respect to the first Offering Period beginning with or immediately following the Effective Date of this Plan, as amended and restated, without regard to their period of prior continuous employment with the Company provided that they remain in continuous employment through the end of the first Offering Period.

        (b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Right under that Offering, which Right shall thereafter be deemed to be a part of that Offering. Such Right shall have the same characteristics as any Rights originally granted under that Offering, as described herein, except that:

            (i)  the date on which such Right is granted shall be the "Offering Date" of such Right for all purposes, including determination of the exercise price of such Right;

           (ii)  the period of the Offering with respect to such Right shall begin on its Offering Date and end coincident with the end of such Offering; and

         (iii)  the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Right under that Offering.

        (c)   No Employee shall be eligible for the grant of any Rights under the Plan if, immediately after any such Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding rights and options shall be treated as stock owned by such Employee.

        (d)   An Eligible Employee may be granted Rights under the Plan only if such Rights, together with any other Rights granted under all Employee Stock Purchase Plans of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such Eligible Employee's rights to purchase shares of the Common Stock or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of the fair market value of such shares of the Common Stock (determined at the time such Rights are granted) for each calendar year in which such Rights are outstanding at any time.

        (e)   The Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

7.     RIGHTS; PURCHASE PRICE.

        (a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted the Right to purchase up to the number of shares of the Common Stock purchasable either:

            (i)  with a percentage designated by the Board not exceeding fifteen percent (15%) of such Employee's Earnings (as defined by the Board in each Offering) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering; or

           (ii)  with a maximum dollar amount designated by the Board that, as the Board determines for a particular Offering, (1) shall be withheld, in whole or in part, from such Employee's Earnings (as defined by the Board in each Offering) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering and/or (2) shall be contributed, in whole or in part, by such Employee during such period.

        (b)   The Board shall establish one or more Purchase Dates during an Offering on which Rights granted under the Plan shall be exercised and purchases of shares of the Common Stock carried out in accordance with such Offering.

        (c)   In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of the Common Stock that may be purchased by any Participant as well as a maximum aggregate number of shares of the Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of the Common Stock which may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of shares of the Common Stock upon exercise of Rights granted under the Offering would exceed any such maximum aggregate amount, the Board shall make a pro rata allocation of the shares of the Common Stock available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

        (d)   The purchase price of shares of the Common Stock acquired pursuant to Rights granted under the Plan shall be not less than the lesser of:

            (i)  an amount equal to eighty-five percent (85%) of the fair market value of the shares of the Common Stock on the Offering Date; or

           (ii)  an amount equal to eighty-five percent (85%) of the fair market value of the shares of the Common Stock on the Purchase Date.

8.     PARTICIPATION; WITHDRAWAL; TERMINATION.

        (a)   An Eligible Employee may become a Participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board of such Employee's Earnings during the Offering (as defined in each Offering). The payroll deductions made for each Participant shall be credited to a bookkeeping account for such Participant under the Plan and either may be deposited with the general funds of the Company or may be deposited in a separate account in the name of, and for the benefit of, such Participant with a financial institution designated by the Company. To the extent provided in the Offering, a Participant may reduce (including to zero) or increase such payroll deductions. To the extent provided in the Offering, a Participant may begin such payroll deductions after the beginning of the Offering. A Participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the Participant has not already had the maximum permitted amount withheld during the Offering.

        (b)   At any time during an Offering, a Participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares of the Common Stock for the Participant) under the Offering, without interest unless otherwise specified in the Offering, and such Participant's interest in that Offering shall be automatically terminated. A Participant's withdrawal from an Offering will have no effect upon such Participant's eligibility to participate in any other Offerings under the Plan but such Participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

        (c)   Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating Employee's employment with the Company or a designated Affiliate for any reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated Employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares of the Common Stock for the terminated Employee) under the Offering, without interest unless otherwise specified in the Offering. If the accumulated payroll deductions have been deposited with the Company's general funds, then the distribution shall be made from the general funds of the Company, without interest. If the accumulated payroll deductions have been deposited in a separate account with a financial institution as provided in subparagraph 8(a), then the distribution shall be made from the separate account, without interest unless otherwise specified in the Offering.

        (d)   Rights granted under the Plan shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 15 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such Rights are granted.

9.     EXERCISE.

        (a)   On each Purchase Date specified therefor in the relevant Offering, each Participant's accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of shares of the Common Stock up to the maximum number of shares of the Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares of the Common Stock shall be issued upon the exercise of Rights granted under the Plan unless specifically provided for in the Offering.

        (b)   Unless otherwise specifically provided in the Offering, the amount, if any, of accumulated payroll deductions remaining in any Participant's account after the purchase of shares of the Common Stock on the final Purchase Date of the Offering shall be distributed in full to the Participant at the end of the Offering, without interest. If the accumulated payroll deductions have been deposited with the Company's general funds, then the distribution shall be made from the general funds of the Company, without interest. If the accumulated payroll deductions have been deposited in a separate account with a financial institution as provided in subparagraph 8(a), then the distribution shall be made from the separate account, without interest unless otherwise specified in the Offering.

        (c)   No Rights granted under the Plan may be exercised to any extent unless the shares of the Common Stock to be issued upon such exercise under the Plan (including Rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no Rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no Rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire Shares) shall be distributed to the Participants, without interest unless otherwise specified in the Offering. If the accumulated payroll deductions have been deposited with the Company's general funds, then the distribution shall be made from the general funds of the Company, without interest. If the accumulated payroll deductions have been deposited in a separate account with a financial institution as provided in subparagraph 8(a), then the distribution shall be made from the separate account, without interest unless otherwise specified in the Offering.

10.   COVENANTS OF THE COMPANY.

        (a)   During the terms of the Rights granted under the Plan, the Company shall ensure that the number of shares of the Common Stock required to satisfy such Rights are available.

        (b)   The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of the Common Stock upon exercise of the Rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of shares of the Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares of the Common Stock upon exercise of such Rights unless and until such authority is obtained.

11.   USE OF PROCEEDS FROM SHARES.

        Proceeds from the sale of shares of the Common Stock pursuant to Rights granted under the Plan shall constitute general funds of the Company.

12.   RIGHTS AS A STOCKHOLDER.

        A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of the Common Stock subject to Rights granted under the Plan unless and until the Participant's shares of the Common Stock acquired upon exercise of Rights under the Plan are recorded in the books of the Company.

13.   ADJUSTMENTS UPON CHANGES IN SECURITIES.

        (a)   If any change is made in the shares of the Common Stock subject to the Plan, or subject to any Right, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares of the Common Stock subject to the Plan pursuant to subparagraph 4(a), and the outstanding Rights will be appropriately adjusted in the class(es), number of shares of the Common Stock and purchase limits of such outstanding Rights. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

        (b)   In the event of: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company, then: (1) any surviving or acquiring corporation may assume Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the Company's stockholders in the transaction described in this subparagraph 13(b)) for those outstanding under the Plan, or (2) in the event any surviving or acquiring corporation does not assume such Rights or substitute similar rights for those outstanding under the Plan, then, as determined by the Board in its sole discretion, such Rights may continue in full force and effect or the Participants' accumulated payroll deductions (exclusive of any accumulated interest which cannot be applied toward the purchase of shares of the Common Stock under the terms of the Offering) may be used to purchase shares of the Common Stock immediately prior to the transaction described above under the ongoing Offering and the Participants' Rights under the ongoing Offering thereafter terminated.

14.   AMENDMENT OF THE PLAN.

        (a)   The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 13 relating to adjustments upon changes in securities and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company or any Affiliate, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 under the Exchange Act and any Nasdaq or other securities exchange listing requirements. Currently under the Code, stockholder approval within twelve (12) months before or after the adoption of the amendment is required where the amendment will:

            (i)  Increase the number of shares of the Common Stock reserved for Rights under the Plan;

           (ii)  Modify the provisions as to eligibility for participation in the Plan to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3; or

         (iii)  Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

        (b)   It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Rights granted under it into compliance therewith.

        (c)   Rights and obligations under any Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Rights granted under the Plan comply with the requirements of Section 423 of the Code.

15.   DESIGNATION OF BENEFICIARY.

        (a)   A Participant may file a written designation of a beneficiary who is to receive any shares of the Common Stock and/or cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of the Common Stock and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death during an Offering.

        (b)   The Participant may change such designation of beneficiary at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares of the Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of the Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.   TERMINATION OR SUSPENSION OF THE PLAN.

        (a)   The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the shares of the Common Stock subject to the Plan's reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)   Rights and obligations under any Rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such Rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or Rights granted under the Plan comply with the requirements of Section 423 of the Code.

17.   EFFECTIVE DATE OF PLAN.

        The Plan shall become effective simultaneously with the effectiveness of the Company's registration statement under the Securities Act with respect to the initial public offering of shares of the Company's Common Stock (the "Effective Date"), but no Rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan, as amended and restated, is adopted by the Board, which date may be prior to the Effective Date.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0222LE 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal No. 1 below and FOR Proposals Nos. 2, 3, 4 and 5. 01 - Randall A. Lipps 02 - Mark W. Parrish 03 - Vance B. Moore 1. Proposal to elect Class II Directors to hold office until the 2018 Annual Meeting of Stockholders: For Withhold For Withhold For Withhold For Against Abstain 2. Proposal to approve Omnicell’s 2009 Equity Incentive Plan, as amended, to among other items, add an additional 3,200,000 shares to the number of shares of common stock authorized for issuance under the plan. For Against Abstain 3. Proposal to approve Omnicell’s 1997 Employee Stock Purchase Plan, as amended, to among other items, add an additional 3,000,000 shares to the number of shares of common stock authorized for issuance under the plan. 4. Say on Pay - An advisory vote to approve named executive officer compensation. 5. Proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. NNNNNNNNNNNN 2 2 6 4 6 7 2 NNNNNNNNN

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Randall A. Lipps and Dan S. Johnston, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all common shares of stock of Omnicell, Inc. (“the Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 19, 2015, or any adjournments thereof upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all matters that may properly come before the meeting. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2, 3, 4 and 5. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — Omnicell, Inc.

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OMNICELL, INC. 590 E. Middlefield Road Mountain View, California 94043 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 19, 2015
Omnicell, Inc. 590 E. Middlefield Road Mountain View, California 94043 PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2015 QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
PROPOSAL NO. 2 APPROVAL OF 2009 EQUITY INCENTIVE PLAN, AMENDED
PROPOSAL NO. 3 APPROVAL OF 1997 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
PROPOSAL NO. 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 5 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
2014 Long-Term Performance Cash Awards(1)(2)
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014
OPTION EXERCISES AND STOCK VESTED
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014
DIRECTOR COMPENSATION FOR FISCAL 2014
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
  Appendix A
OMNICELL, INC. 2009 EQUITY INCENTIVE PLAN ADOPTED BY THE BOARD OF DIRECTORS: MARCH 5, 2009 APPROVED BY THE STOCKHOLDERS: MAY 19, 2009 AMENDED BY THE BOARD OF DIRECTORS: NOVEMBER 17, 2010 APPROVED BY THE STOCKHOLDERS: DECEMBER 16, 2010 AMENDED BY THE BOARD OF DIRECTORS: MARCH 18, 2013 APPROVED BY THE STOCKHOLDERS: MAY 21, 2013 AMENDED BY THE BOARD OF DIRECTORS: APRIL 13, 2015 APPROVED BY THE STOCKHOLDERS: [ ], 2015
  Appendix B
OMNICELL, INC. AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN ADOPTED BY THE BOARD OF DIRECTORS MARCH 18, 1997 APPROVED BY STOCKHOLDERS MARCH 6, 1998 AMENDED BY THE BOARD OF DIRECTORS APRIL 19, 2000 AMENDMENT APPROVED BY STOCKHOLDERS APRIL 16, 2001 AMENDED BY THE BOARD OF DIRECTORS MARCH 5, 2009 AMENDMENT APPROVED BY STOCKHOLDERS MAY 19, 2009 AMENDED BY THE BOARD OF DIRECTORS APRIL 13, 2015 AMENDMENT APPROVED BY STOCKHOLDERS [ ], 2015